Exhibit 99.1

PROVINCE OF MANITOBA ANNUAL REPORT

AND PUBLIC ACCOUNTS

MARCH 31, 2021

MINISTER OF

FINANCE

Legislative Building

Winnipeg, Manitoba R3C 0V8

CANADA

Her Honour the Honourable Janice C. Filmon, C.M., O.M.

Lieutenant-Governor of the Province of Manitoba

May It Please Your Honour:

I have the privilege of presenting, for the information of Your Honour, the Annual Report of the Province of Manitoba for the year ended March 31, 2021. This document completes the government’s accountability reporting for the year. The Report includes a review of the year’s results relative to the government’s budget. It also contains statistics and indicators of the financial health of the Province.

Included in this Annual Report are the year-end review, management’s financial statement discussion and analysis, the summary financial statements and the statutory reporting required in the Public Accounts.

Original signed by Scott Fielding

Honourable Scott Fielding
Minister of Finance

Office of the Minister of Finance

September 2021

TABLE OF CONTENTS

4
Where Does My Money Go? Revenues and Expenditures at a Glance

5
Introduction to the Annual Report

13
Strategic Outcomes, Financial Outlook, and Strategic Infrastructure Investments

14
Strategic Outcomes

21
Financial Outlook

23
Strategic Infrastructure Investments

25
Fiscal Summary of the COVID-19 Response in Manitoba

31
Public Accounts of Manitoba

32
Introduction to the Public Accounts of Manitoba

33
Glossary of Key Terms

35
Financial Statement Discussion and Analysis Report

57
Summary Financial Statements

117
Information Provided Under Statutory Requirement

WHERE DOES MY MONEY GO?

REVENUES AND EXPENDITURES AT A GLANCE

Prudent fiscal management requires balancing nearly $18 billion of own-source revenues and federal transfers with expenditures that flow to departments and other reporting entities.

As illustrated below, provincial revenues flow from 12 different sources to priority areas through departments, to their agencies and entities funded by government. Health care accounts for approximately

37% (or $7.4 billion) of the total budget. Health, education, and supports for social services and families constitute nearly 80% of the budget.

An ongoing challenge in managing expenditures is the provincial public debt, which increased to over $30 billion in 2020/21 due to the COVID-19 pandemic, and requires annual debt servicing costs of around $1 billion.

4	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

INTRODUCTION TO THE ANNUAL REPORT

The financial results for the 2020/21 fiscal year were adversely affected by the COVID-19 pandemic. This is a result of the government’s increased expenditures to protect Manitobans and their livelihoods, and decreased revenues due to the effects of the COVID-19 pandemic on the provincial economy.

Like governments around the world, Manitoba is recording a large budget deficit for fiscal year 2020/21, which resulted in a corresponding increase in debt. The province’s summary financial position as at March 31, 2021 is a net loss of $2,117 million, an increase of nearly two billion compared to Budget 2020. These fiscal outcomes, and the ongoing risks posed by the virus, were unthinkable just a year and a half ago when Budget 2020 preparations were underway.

Provincial own-source revenues were $566 million less than the prior year, largely due to a significant decrease in personal and corporate income tax remittances tied to the economic downturn. Other provincial taxation revenues and the net income of Government Business Enterprises, notably Manitoba Liquor and Lotteries Corporation, were also negatively affected. COVID-19-related transfers from the federal government of $730 million helped to offset the revenue shortfall. As a result, total summary revenues compared to the Budget 2020 forecast were $82 million higher than expected.

Expenses before debt servicing were $2,011 million greater than the budget, or $2,368 million greater than the prior year. Expenses were driven primarily by COVID-19-related spending, including the public health response and numerous support programs and transfers to individuals, businesses, and other sectors. A full description of these expenditures is provided beginning on page 25.

The net debt-to-GDP ratio, an important measure of fiscal sustainability, was also impacted by the cost of the pandemic. The projection, prior to the pandemic, was 34.2% net debt-to-GDP but, with unexpected pandemic borrowing, the ratio at year-end was 38.5%. The 2020/21 net debt is $27.4 billion, up from the pre-pandemic forecast of $26.4 billion. Despite the increased borrowing, debt servicing costs were marginally better than budgeted at $969 million due to favourable interest rates.

At a Glance – Financial Results

	2021		2020	Change from

	Budget	Actual	Actual	Budget	Actual

		(Millions of Dollars)

Revenue	17,737	17,819	17,641	82	178
Expenses	16,956	18,967	16,599	2,011	2,368
Debt Servicing	1,001	969	1,037	(32)	(68)

Summary Net Income (Loss)	(220)	(2,117)	5	(1,897)	(2,122)

Net Debt	(26,436)	(27,424)	(25,220)	(988)	(2,204)

INTRODUCTION TO THE ANNUAL REPORT	5

Recognizing the enduring impact of the COVID-19 pandemic, an updated projection to eliminate the provincial deficit again was enshrined in revisions to the balanced budget legislation that have reset the baseline deficit in 2020/21. The Fiscal Responsibility and Taxpayer Protection Act now requires that the deficit be eliminated within eight years, which will necessitate a whole-of-government effort.

2020/2021 Financial Results Explained:

As reported in the 2019/20 Public Accounts, four years of meticulous work by this government to correct the fiscal course while continuing to spend on Manitobans’ priorities, allowed the province to achieve its first surplus in 10 years.

By cautiously balancing competing spending needs and pressures with available revenues, Manitoba’s net debt slowed to a 3.6% annual growth rate over the last four years ending in 2019/20, compared to 10.9% annual growth in the previous four years. Moreover, the increase in the net debt in the 2019/20 Public Accounts was $125 million, the lowest in 11 years. These results were accomplished while the government continued to make significant investments in priority areas, including health care, education and social services.

In the financial and credit rating communities, Manitoba gained credibility and was acknowledged for fiscal progress rather than failed budget commitments. Budget 2020 illustrated the progress made to fix the finances and move the province to a more sustainable fiscal foundation, while outlining ongoing work to further build resilience to withstand economic volatility.

The improved fiscal position allowed for more decisive action to protect Manitobans as the COVID-19 pandemic gained momentum in the province.

On March 11, 2020, the day when Budget 2020 was initially scheduled for release, the World Health Organization declared COVID-19 a pandemic. Unlike previous global recessions, the COVID-19 pandemic recession was an entirely external event, similar to a significant natural disaster. On March 19, Manitoba released a Budget 2020 Supplement to reassure Manitobans and stakeholders of the government’s fiscal capacity and plans to respond to a fast-evolving public health and economic emergency.

To ensure enough funding was available during a period of credit market uncertainty, The Loan Act, 2020, provided the government with an additional $5 billion of borrowing authority. Inclusive of COVID-19 pandemic-related funding and base budget requirements, Manitoba borrowed almost $7.7 billion in the 2020/21 fiscal year, the highest on record.

In addition, the replenishment of the Rainy Day Fund (formally, the Fiscal Stabilization Account) from a low of $114.5 million in 2016/17 to $800 million by March 31, 2020 provided the government with additional fiscal flexibility and resiliency. To keep the province from borrowing additional funds in the capital markets, a draw of $215 million from the fund was made at the end of the fiscal year, saving taxpayers an estimated $45 million in debt servicing costs over 10 years. These funds were used to cover the costs of the Manitoba Bridge Grant program.

6	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Recognizing the fast-changing environment, a further fiscal update was released on June 30, 2020, Assessing the Impact of COVID-19 in Manitoba. This report, among the first in Canada, was in addition to the quarterly economic and fiscal reports that provided information on the evolving nature of the COVID-19 pandemic recession, its fiscal implications for Manitoba, and the provincial response.

To manage the increased spending requirements, Manitoba tabled three Supplementary Appropriation Acts during 2020/21, totalling nearly $2 billion, that provided the necessary expenditure authority for government COVID-19 pandemic programs.

Additional COVID-19
Expenditure Authority	Millions

Supplementary Appropriation Act	$1,000

Supplementary Appropriation Act, 2	577

Supplementary Appropriation Act, 3	400

Total additional spending authority	$1,977

To ensure full transparency and accountability, the government passed these expenditure requests in the Legislative Assembly, instead of using a Special Warrant when the Legislative Assembly was not sitting. Details on the government’s COVID-19 pandemic programs are outlined in the section titled Fiscal Summary of the COVID-19 Response in Manitoba of this report.

Financial results explained:

Economic factors

Throughout the fiscal year, with increasing speed and intensity, the COVID-19 pandemic affected almost all aspects of life in Manitoba. To protect lives, public health orders required intermittent shutdowns of large segments of the economy throughout the year, with a large impact on businesses where personal contact is higher.

Workplaces and schools converted to online platforms, travel was significantly curtailed and closed, and public gatherings restricted. Statistics reveal the magnitude of these measures on the Manitoba economy, showing provincial real GDP declining 4.8% in 2020. This level of decline in economic output marks the worst recession the province has encountered in modern history.

Manitoba was not alone: the following chart shows that all provinces experienced a substantial decline in economic activity, ranging from a drop in real GDP of 8.2% to 3.0% in 2020. Manitoba was ranked 5th among provinces.

INTRODUCTION TO THE ANNUAL REPORT	7

Decreased economic output results in lower earnings that affect provincial tax revenues, and the negative impacts were felt in almost all industries. Close personal contact businesses experienced the largest declines in output and job losses, with economic output (measured as real GDP) declining by 40.7% in the arts, entertainment and recreation sector, followed by a 29.3% decline in the accommodation and food services sector. These sectors also have a higher representation of youth, women, and older workers.

The collapse in local and international export demand, coupled with significant disruptions to supply chains, affected output in the mining (down by 18.4%), construction (down by 10.8%) and manufacturing sectors (down by 7.1%)

Manitoba’s employment level fluctuated with the waves of the pandemic. As illustrated in the graph, during the initial Canada-wide economic shutdown from March to May (the first wave), employment fell by 90,000 workers. An over initial recovery within two months followed, but smaller shutdowns during the second and the third waves in the fall and winter of 2020 tempered a full recovery in jobs. In the first eight months of 2021, Manitoba employment is averaging 649,700 workers, which is up 23,500 from the 2020 average (January to August), but still down 6,100 from 2019. However, as evident in the most recent unemployment rate of 5.7%, the lowest among provinces, there are encouraging signs of a recovery in employment.

8	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Financial results explained: Revenues

The economic downturn had a substantial impact on government revenues. Own-source revenue, sources excluding federal transfers and government business enterprises, are $571 million lower compared to budget. This is offset by $730 million in incremental federal transfers related to the COVID-19 pandemic response. On a net basis, total revenue is marginally up by $82 million.

Personal income tax revenue is $325 million below budget. This reflects the negative impact of the COVID-19 pandemic on personal and household income. Corporate income tax revenue is $97 million below budget, mostly due to the decline in overall economic production, generating lower business profitability.

Key Changes to 2020/21 Revenue

(Millions of Dollars)

Summary Budget – Revenue	17,737

Taxation Revenue
Individual Income Tax	(325)
Corporation Income Tax	(97)
Retail Sales Tax	187
Other Taxes	(281)

Total Changes in Taxation Revenue	(516)
Other Own Source Revenue	(55)
Government Business Enterprises	(147)
Federal COVID-19 Transfers	730
Other Federal Transfers	70

Net Increase in Revenue	82

2020/21 Revenue	17,819

Retail sales tax revenue is $187 million above budget, reflecting the deferral of the 1% rate reduction that was to take effect on July 1, 2020, offset by eliminating sales tax on property insurance policy sales. In addition, an unanticipated increase in consumer spending further boosted sales tax remittances.

Other taxes, which include corporation taxes, fuel taxes, payroll tax, and others, are $281 million below budget, mainly due to the Green Levy that did not proceed because of the COVID-19 pandemic and marginal declines in other tax categories.

Manitoba Hydro’s net income was $72 million above Budget 2020 projections, due to the postponement of certain expenditures related to the Keeyask Generating Station.

Manitoba Liquor and Lotteries Corporation’s net income was $225 million below the budget. The lower than anticipated revenue is due to the closures of gaming and other venues operated by the corporation to protect the public and staff, partially offset by an increase from liquor sales.

Manitoba Public Insurance’s net income was $21 million below budget due to the premium refunds to its policy holders in 2020/21.

	2020/21	2020/21	2019/20

Net Income of Government Business Enterprises (GBEs)	Budget	Actual	Actual

Manitoba Liquor and Lotteries Corporation	650	425	606
Deposit Guarantee Corporation of Manitoba	27	29	28
Manitoba Hydro-Electric Board	47	119	99
Manitoba Public Insurance Corporation	48	27	180
Contingency	(25)	-	-

Total Income From GBEs	747	600	913

INTRODUCTION TO THE ANNUAL REPORT	9

Financial results explained: Expenses

Government spending in 2020/21 was dominated by the urgent and significant response to the COVID-19 pandemic. The government released an unprecedented level of support throughout the year with a resulting expenditure growth for the COVID-19 pandemic alone, estimated at 10.3% for the year, or $1.8 billion over budget, in addition to tax and fee relief.

Overall, expenditure growth was 13.0% for the fiscal year.

Additional information on the numerous COVID-19 pandemic-related spending commitments, including the federal government’s contributions are described in a separate section below the government spent nearly $2.1 billion across the following categories:

Summary of Manitoba’s COVID-19 Response in 2020/21	$000s

Supports to individuals and households	409,529

Supports to businesses and non-profit sectors	470,207

Public health response, PPE and related goods and services	666,485

Supports for other sectors (including Restart Capital)	549,942

Total	2,096,163

The COVID-19 pandemic expenditures were incurred across several departments on the front-lines of the response resulting in significant over-expenditures in those departments compared to budget:

•

Health and Seniors Care: overspent by $576 million, primarily due to increased funding to health service delivery organizations for the COVID-19 pandemic response, including the provision of supplies and equipment and contingent liabilities;

•	Central Services: overspent by $366 million, primarily due to the purchase of COVID-19 pandemic supplies like personal protective equipment (PPE) and other related materials;

•	Finance: overspent by $402 million, primarily due to COVID-19 pandemic support programs such as the Bridge Grant, Risk Recognition Program, and the Caregiver Wage Support programs;

•	Municipal Relations: overspent by $347 million, primarily due to COVID-19 pandemic supports, including the Restart Capital programs and increased funding to municipalities.

Other expenditure changes are described in the Financial Statement Discussion and Analysis Report.

Financial results explained:

Accounting matters

The Province has received qualified audit opinions to its Public Accounts since 2017/18. The source of both qualifications has now been resolved, however they will remain until both the current and prior year Public Accounts audit opinions are free of qualification.

The Workers Compensation Board (WCB) qualification has been addressed with the legislative amendments to the Workers Compensation Act in 2020, effectively removing WCB from the government reporting entity in 2020/21. The qualification for WCB will remain in Public Accounts until 2021/22.

The Manitoba Agricultural Services Corporation (MASC) qualification has been addressed by a change in accounting policy to be implemented effective April 1, 2021 that will account for the whole insurance program, not just the MASC trust, as externally restricted liabilities. The MASC qualification will remain in Public Accounts until 2022/23, where both current and prior years will be unqualified.

The 2020/21 Public Accounts is the first year that our auditors are required to audit under a more stringent and revised auditing standard. Chartered Professional Accountants (CPA) Canada has issued a new Canadian Auditing Standard (CAS),

10	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

CAS 540 for auditing accounting estimates and related disclosures. This revised CAS responds to changes in financial reporting standards and a more complex business environment, which together, have increased the importance of accounting estimates to the public and other users of government financial statements.

The province has proactively engaged external experts to assess and assign values to some of the significant estimated liabilities of the government. These include the remediation liabilities associated with orphaned and abandoned mines, contaminated sites across the province, contingent liabilities for legal claims, and retroactive contingent liabilities for both settled and unsettled labour contracts in the public sector. The total impact of this work to assess government’s balance sheet estimates in 2020/21 increased the liabilities to nearly $1.1 billion, with a one-time increase to expenses. These expenses are non-recurring, and one-time in nature, to comply with the new auditing standard of accounting estimates.

INTRODUCTION TO THE ANNUAL REPORT	11

STRATEGIC OUTCOMES

The government undertook significant work over the past five years to better serve Manitobans and improve outcomes. Smarter government investments that focus on the front lines, tax relief where it matters, better fiscal management of summary government and ongoing public sector transformation have all contributed to this effort.

Investing in front-line services:

On the Big Three Front-Line Services – Health, Education and Families – Manitoba has among the highest investments per capita across provinces.

Funding continues to grow in these sectors. Combined, expenditures in these service areas has increased by $1.7 billion since 2015/16. Health care has seen a gain of $1.2 billion, followed by Education up by $307 million and Families up by $235 million, including COVID-19 pandemic spending.

Despite some delays experienced because of the COVID-19 pandemic, Manitoba continues on the transformation journey to ensure long-term sustainability and agility of departments, improving online and physical access, and offering consistent and equitable services to all Manitobans across these and other priority areas.

14	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Making life affordable for Manitobans

The government remains focused on ensuring that Manitoba has an affordable and competitive tax environment that rewards productivity, encourages economic growth and increases job creation.

Several tax measures took effect July 1, 2020 saving Manitobans over $80 million last year, including accelerating the removal of provincial sales tax from residential and business property insurance policies and personal income tax preparation services, reducing vehicle registration fees by 10% and eliminating probate fees. Budget 2020 also made adjustments and extensions to various provincial corporate tax credits to incentivize growth and to the Levy for Health and Education (payroll tax).

Departmental Highlights

The following pages provide a selection of activities across government departments over the fiscal year, including the COVID-19 pandemic response and new and ongoing programs.

Additional information is available in the respective departmental Annual Reports and in the Fiscal Summary of the COVID-19 Response in Manitoba section of this report.

ADVANCED EDUCATION, SKILLS AND IMMIGRATION

•

COVID-19 pandemic response highlight: Provided post-secondary institutions with a one-time investment of $25.6 million through the Transitional Support Fund, to help respond to unanticipated challenges posed by the pandemic.

•

Launched the multi-year Skills, Talent and Knowledge Strategy in February 2021 to provide a framework for stronger partnerships between the Province, educational institutions and the business community. The strategy will help students develop the skills needed to participate fully in the community and contribute to a growing economy.

•

Helped 17,106 Manitoba students, including low-income and Indigenous students, access funding for post-secondary education through the Manitoba Student Aid program providing approximately $254 million through federal and provincial student loans, grants and bursaries.

•

Nominated 5,657 immigrants from 106 countries through the Manitoba Provincial Nominee Program in 2020. Approximately 85% of all nominees were already working or had job offers from Manitoba employers at the time of nomination.

AGRICULTURE AND RESOURCE DEVELOPMENT

•	COVID-19 pandemic response highlight: Developed COVID-19 pandemic prevention and protection guides targeting food processors, resource prospectors and developers.

•

Introduced several initiatives, including extension of mining licences, personal protective equipment (PPE) purchase assistance and COVID-19 pandemic compliance inspections, to help businesses and companies navigate and mitigate the impacts of the pandemic.

•	Continued work with Manitoba First Nations communities on mineral development protocols for Crown-Indigenous consultations.

•	Partnered in the development of the $20 million Manitoba Mineral Development Fund (MMDF) to assist First Nations in economic development partnership opportunities.

•	Led the Manitoba Drought Management Strategy ensuring a whole-of-government coordinated approach to address drought conditions.

•	In 2020/21, 14 watershed districts received $5.5 million in grants to help improve watershed health and resiliency.

•

The Canadian Agricultural Partnership (CAP) – Ag Action Manitoba program leveraged $150.6 million in private sector financing by providing $9.5 million to support capital asset projects in 45 companies, creating 320 jobs.

CENTRAL SERVICES

•

COVID-19 pandemic response highlight: Negotiated an estimated $150 million in procurement service contracts and over $513 million in purchased goods, including PPE and vaccine clinic supplies to support the government’s pandemic response. Awarded approximately $206 million or 40% of purchase orders to Manitoba vendors.

STRATEGIC OUTCOMES AND FINANCIAL OUTLOOK	15

•

Partnered with Health and Seniors Care to establish the Manitoba Emergency Response Warehouse to ensure Manitoba has a robust and sustainable stockpile of medical equipment and materials, including PPE, to reinforce the health care system and public sector supplies in the event of large-scale health crises and other emergency situations.

•

Completed work on the approval of over $1 billion in Investing in Canada Infrastructure Program (ICIP) projects and played a key role in delivering capital projects within K-12 schools and work in municipalities’ water and sewer infrastructure projects as part of the $500 million Manitoba Restart Program.

CONSERVATION AND CLIMATE

•

Implemented the Orphaned and Abandoned Mines Program Rehabilitation 2020/21 Work Plan that successfully advanced remediation work and water treatment at high priority sites including the Sherridon and Ruttan mine sites.

•

Launched the new Conservation and Climate Fund. Investments in green initiatives through the fund nearly doubled to $600 thousand from $355 thousand previously granted to various groups. The new fund modernized the grant application processes for nonprofit organizations, made businesses eligible to apply, and facilitated more results-oriented projects.

•

Manitoba’s newest Crown Corporation, Efficiency Manitoba, officially commenced operations and implementation activities associated with its 2020- 2023 Efficiency Plan. The corporation’s three-year plan includes a wide range of demand-side management programs and services for residential, Indigenous, income-qualified, commercial, institutional, industrial and agricultural customers.

CROWN SERVICES

•

Initiated a review of governance and performance accountability structures at the Crown corporations to support defined mandates and legislation, and to consider broader impacts to the whole of government by enhancing accountability and alignment of key business activities.

•	Received the Economic Review of Bipole III and the Keeyask generating station report, including over

50 recommendations focusing on improving the financial health of the utility and ensuring that future electricity planning, decision-making and regulatory oversight is done in the best interest of Manitobans and Manitoba Hydro ratepayers.

•	Implemented a new Manitoba Liquor and Lotteries mark-up structure for liquor producers to support economic growth of craft producers.

•

Over 40 private sector cannabis retailers were established and running businesses throughout Manitoba. Manitoba Liquor and Lotteries added 22 new suppliers, resulting in over 600 new products for Manitobans.

ECONOMIC DEVELOPMENT AND JOBS

•	COVID-19 pandemic response highlight: Provided $8 million through the Manitoba Hotel Association and Manitoba Lodges and Outfitters Association to support Manitoba’s hospitality sector.

•	Allocated $50 million to the Manitoba Chambers of Commerce to support long-term recovery, including promoting local retail business through www. goodlocal.ca and the Dine-In Restaurant Relief Program.

•

Provided the COVID-19 wage subsidy relief programs (Manitoba Summer Student Recovery Jobs, Back to Work This Summer, and Back to Work Manitoba) to over 4,000 employers, benefiting nearly 17,000 employees.

•	Provided $5 million to Research Manitoba, matching $6 million in federal, philanthropic, and industry funds to establish a COVID-19 Research Fund to further inform Manitoba’s response.

•	Provided $750 thousand over three years to Futurpreneur to support and mentor young entrepreneurs starting their own businesses in Manitoba.

EDUCATION

•

COVID-19 pandemic response highlight: Provided funding of $101 million in 2020/21 to support the education system and to ensure a safe learning environment for students and staff through the Safe Schools Fund.

16	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

•	Developed the Manitoba Remote Learning Framework to support all students to access and engage in high-quality learning regardless of the circumstances posed by the COVID-19 pandemic.

•	Invested over $201 million in new school infrastructure, including ventilation upgrades in several schools across the province.

•	Completed and opened three new schools under the 20 new schools over 10 year commitment. In addition, acquired sites for nine future schools, with construction commencing in summer 2021.

•

Released the Safe and Caring Schools Policy Directive on enhancing proactive supports to minimize the use of seclusion in May 2021. The policy provides guidance on the use of exclusionary practices (i.e., seclusion, suspension and expulsion).

•

Trained 37 educators as trainers for ongoing sustainability and 521 educators as staff wellness coaches to support mentally healthy workplaces for all adults and students in school settings. The Counsellor in the Classroom program promotes the discussion of mental health and well-being among young people in Grades 6 through 8 and was expanded to 20 more schools.

•

A total of 11,283 students in urban, rural and northern school divisions took part in 1,069 French Virtual Interactive Workshops sessions developed in response to the COVID-19 pandemic between January and June 2021.

•

Supports provided via the Manitoba Remote Learning Support Centre (MRLSC) brought equity to rural and northern school divisions and to communities that may not have had the capacity to offer, or had access to, remote learning supports.

•	Provided funding of $250,000 to the Treaty Relations Commission for Treaty Education to train teachers and provided treaty kits to schools virtually over the 2020/21 school year.

FAMILIES

•

COVID-19 pandemic response highlight: Provided a one-time benefit of $200 to all eligible Employment and Income Assistance clients living with disabilities for a total of $4.5 million in support for low-income Manitobans living with disabilities during the COVID-19 pandemic.

Provided extensions for all youth in the care of Child and Family Services agencies reaching the age of majority (18) during the COVID-19 pandemic response, regardless of their legal status.

•	Provided 225,000 seniors aged 65 and over with a tax-free $200 Seniors Economic Recovery Credit to assist with the additional costs associated with the public health restrictions.

•	Expanded the Child Care Development Tax Credit to add 474 new child care spaces.

•

Launched the Home Nutrition and Learning Program with over $5 million in funding to provide nutritious breakfast boxes and educational material to more than 6,500 children whose families have experienced food disruption as a result of the pandemic.

•

Established two $20 million endowment funds to be administered by The Winnipeg Foundation, with the funds available to municipalities, businesses and organizations to increase accessibility across Manitoba and to promote compliance with The Accessibility for Manitobans Act.

•	Funded 883 new child-care spaces in centres through the development of new community and school-based capital projects.

•	Provided $12 million in grants to 10 municipalities throughout the province to support affordable housing initiatives and address the housing needs of vulnerable Manitobans.

FINANCE

•

COVID-19 pandemic response highlight: Allowed video conferencing in lieu of in person meetings for statutorily required entities; provided for e-signatures in lieu of hard signatures; temporarily suspended residential tenancy board hearings.

•	Eliminated the sales tax on commercial and residential property insurance in July 2020, providing $75 million in savings.

•	Enacted new legislation to provide job protection if an employee or family member is impacted by the COVID-19 pandemic and introduced the Manitoba Pandemic Sick Leave Program.

•	Eliminated probate fees.

STRATEGIC OUTCOMES AND FINANCIAL OUTLOOK	17

•	Eliminated the application of Manitoba sales tax on the preparation of wills and personal income taxes.

•	Reduced non-commercial vehicle registration fees.

•

Provided deferrals respecting personal and corporation income tax filings and installment payments, Manitoba sales tax and Manitoba payroll tax remittances by small businesses, and commercial transportation credentials and permitting; suspended the annual solvency test for private pension plans.

HEALTH AND SENIORS CARE

•

COVID-19 pandemic response highlight: Led the analytical support for Manitoba’s COVID-19 pandemic planning and response. This included operational and public reporting of the provincial response, such as epidemiological modeling.

•	Administered 210,088 vaccines (including 148,560 first doses and 61,528 second doses) in 2020/21.

•

Made COVID-19 personal immunization records available online to ensure residents have access to their personal health information. Created a robust surveillance system to monitor for adverse events following immunization.

•

Invested $76 million to support a provincial digital health platform and other capital projects such as the Acute Stroke Unit at the Health Sciences Centre and additional personal care home beds in Steinbach and Carmen.

•	Hired an additional 200 full-time nurses for a cumulative net total of 1,851 nurses hired over the period from June 2019 to June 2021.

•	Changed legislation on the classification of Naloxone to remove barriers to access and reduction of opioid overdose deaths.

•

Committed to fund eight additional beds to support timely patient transfers from Rapid Access to Addictions Medicine (RAAM) clinics, which provide immediate counselling, prescribe appropriate medication, and connect patients with community programs and primary care positions for ongoing care.

•	Spent $1.1 million to expand eating disorder programs at Health Sciences Centre, as well as create a safe nutrition clinic for people living with eating disorders.

LEGISLATIVE AND PUBLIC AFFAIRS

•

COVID-19 pandemic response highlight: Supported departments and government agencies in responding to the COVID-19 pandemic while still moving important legislative and regulatory priorities forward for Manitobans. Responses to the pandemic included the development of more efficient regulatory processes such as accepting e-signatures and electronic documents, permitting virtual meetings in cases where legislation requires in-person meetings, and allowing remote witnessing of documents.

•	Reduced the number of provincial regulatory requirements to 863,107 from 961,997 on April 1, 2016 – a more than 10% reduction over five years.

•	Provided support services to public bodies under the Freedom of Information and Protection of Privacy Act (FIPPA), and responded to 4,858 requests in 2020.

•	Completed a $730,000 project to restore the Legislative Building Rotunda, through the Legislative Building Centennial Restoration and Preservation Advisory Committee.

MENTAL HEALTH, WELLNESS AND RECOVERY

•	A total of 1,500 Manitobans accessed mental health services through Peer Connections, a peer support program that provides peer and family support services in Winnipeg and Prairie Mountain Health.

•	Committed to invest $1.6 million in the expansion of a hub model for integrated youth services including mental health and addiction services of youth and young adults.

•

As part of the government’s Mental Health and Addictions strategy, the Community Schools program expanded to include five new schools, bringing the total to 41 participating schools across the province.

•	Increased funding to 13 K-6 Community Schools, for mental health and addictions resources and related prevention programming for students and families.

18	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

INDIGENOUS AND NORTHERN RELATIONS

•

COVID-19 pandemic response highlight: Maintained consistent engagement and communications with Indigenous partners and stakeholders regarding COVID-19 pandemic impacts, vaccine rollouts and prioritization of vulnerable populations through the provision of virtual forums, town hall meetings, mailings and teleconference calls.

•

In collaboration with the regional health authorities, supported the vaccination prioritization of those living in the north and isolated communities through super-sites, immunization hubs and local pop-up clinics through Focused Immunization Teams.

•

Provided up to $1 million in financial support in 2020/21 to advance post-COVID-19 pandemic economic recovery in Indigenous and northern communities through various initiatives connected to Manitoba’s Look North Strategy.

•

Worked on fulfilling funding commitments through the Operation Return Home project to address the impacts of the 2011 Interlake flood event. Completed all the housing infrastructure projects this year, with all new housing fully assigned in three communities and community members returning home.

•	Signed a comprehensive Settlement Agreement with Pinaymootang First Nation.

•

Inititated a total of 27 new capital projects to improve water and wastewater treatment, roads and drainage, solid waste management, and municipal buildings. Completed construction and commissioning of a new regional waste disposal site that serves six Northern Affairs communities, neighboring First Nation communities, and two cottage areas in the Dauphin Parkland.

•

In partnership with the Northern Association of Community Councils, provided new digital infrastructure to a number of Northern Affairs communities to ensure community connectivity is achieved and greater efficiencies found.

•

In response to the findings and recommendations of The Provincial Oversight of Drinking Water Safety Report released by Manitoba’s Auditor General, implemented a comprehensive five-year plan to identify and address deficiencies in water treatment plants including ongoing training and certification for plant operators.

INFRASTRUCTURE

•

Delivered on a multi-year allocation of $215 million to improve the safety of Manitoba’s highways including Highway 1 and 16 intersection and Highway 100 at St. Mary’s Road interchange as part of the Manitoba Restart program.

•

Submitted an Environmental Impact Statement for the Lake Manitoba and Lake St. Martin Outlet Channels Project, setting out an understanding of the social, environmental, and economic impacts of the project.

•	Unveiled the design for a new four-lane bridge to replace the 50-year old Daly Overpass in Brandon.

JUSTICE

•

COVID-19 pandemic response highlight: Dedicated additional resources with over 3,000 personnel across various agencies being authorized to enforce COVID-19 pandemic public health orders to protect Manitobans.

•

Distributed approximately $1.5 million from the Criminal Property Forfeiture Fund and the Federal Proceeds of Crime Fund. Funds support victims of crime, community organizations and policing agencies engaged in crime prevention and reduction initiatives, including programs focused on reconciliation, at risk and vulnerable youth and older adults, neighbourhood patrol programs and the enhancement of law enforcement’s responses to assisting individuals facing mental health challenges.

•	Invested $6 million in the calls for proposals for community-based agencies to provide enhanced supports and provided $5 million to the Victims Assistance Community Grants, Inc.

•

Enhanced supports and resources to support victims of crime and to improve responses to non-charge domestic violence. Developed Family Guides as part of the domestic violence response in support of the Family Resolution Service, and increased funding for a gender-based violence framework.

•	Established the Manitoba Criminal Intelligence Centre (MCIC) in 2020 as a branch within the Public Safety Division to further the department’s Policing and Public Safety Strategy.

STRATEGIC OUTCOMES AND FINANCIAL OUTLOOK	19

•

Opened the Walking Bear Therapeutic Community on October 5, 2020 at the Women’s Correctional Centre (WCC) in Headingley as a trauma-informed therapeutic community for female inmates. This new program allows participants and correctional staff to work together to create a social learning environment for positive outcomes.

MUNICIPAL RELATIONS

•

Engaged stakeholders in modernizing key department legislation, regulations and policies to deliver on the recommendations of the 2019 Review of Planning, Permitting and Zoning in Manitoba, which will bolster provincial GDP, job creation and municipal tax revenue, and reduce unnecessary delays by providing necessary certainty and consistency in planning and permitting decisions.

•	Distributed $106 million of federal funding under the Canada-Manitoba Safe Restart Agreement to support municipalities, including transit services.

•	Provided $43 million in additional funding for the Manitoba Water Services Board to address the backlog of municipal water and sewer projects under the Manitoba Restart Program.

•	Invested more than $9 million through a one-time grant program in support of emergency response and fire protection programming across Manitoba. The program approved 209 projects.

•	Invested $126 million in upgrading the North End Sewage Treatment Plant’s Headworks facilities in Winnipeg as part of the Manitoba Restart commitment and Investing in Canada Infrastructure Program.

SPORT, CULTURE AND HERITAGE

•

COVID-19 pandemic response highlight: Implemented the Safe at Home Manitoba Grant Program to keep Manitobans active and entertained at home during a critical period of the COVID-19 pandemic. Provided $5 million to over 300 projects presented by artists, organizations, and municipalities in all regions of Manitoba.

•

Invested $6 million through the Manitoba Arts Council and Manitoba Film and Music to distribute to eligible organizations impacted by facility closures, programming and events cancellations. Funds support the safe restoration of services and activities.

•	Partnered with The Winnipeg Foundation to establish a $25 million trust to preserve the Hudson’s Bay Building, one of Winnipeg’s landmarks.

•

Released the Addressing Gender-Based Violence framework in December 2020, which outlines how the government plans to address gender-based violence in all its forms, recognizing the unique experiences of Indigenous women, girls and 2SLGBTQIIA+ people. Committed $6.4 million in support through the Victims Assistance Fund to organizations assisting survivors and victims of gender-based violence.

•	Provided $50,000 through the Women in Underrepresented Areas Grants to train women in information and communication technologies, heavy construction and in-demand trades programs in northern Manitoba.

•

Commemorated Manitoba’s 150th anniversary and the Hudson’s Bay Company’s 350th anniversary through the “Your Archives: The Histories We Share” initiative, by inviting people to select an archival record and sharing their personal reflections through the Archives Twitter channel and a blog.

BALANCED SCORECARDS

The implementation of the Balanced Scorecards across government to evaluate performance systematically has resulted in more measured outcomes achieved for our expenditures. The Manitoba Measuring Progress Dashboard, the first of its kind in Canada, continues to enhance public transparency by highlighting key areas that require performance improvements, providing strategic information to get better value for taxpayer money and improving the quality of services government provides Manitobans.

Since its launch in December 2019, the Manitoba Measuring Progress website has recorded nearly 42,000 unique page views. Work continues on implementing balanced scorecards in every department, division and branch. A total of 253 unique performance measures have been configured so far, in the balanced scorecard software including measures displayed on the Manitoba Measuring Progress Dashboard.

20	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

FINANCIAL OUTLOOK

Manitobans and their economy continue to face challenges caused by the COVID-19 pandemic. Budget 2021 provided significant resources to address the ongoing pandemic response and the gradual recovery by setting aside $1.2 billion in the current fiscal year. The swift and substantial government response in 2020/21, and ongoing investments this year have prevented worse fiscal outcomes that were anticipated at the onset of the pandemic.

The economic outlook for 2021 continues to evolve, improving or deteriorating with the dynamic nature of this virus, as can be seen around the world. The projection for Manitoba real GDP in 2021 is currently 4.9%.

Considerable uncertainty remains in this outlook with both downside and upside risks. The biggest risk to the provincial economy is the impact of COVID-19 variants and additional waves of public health restrictions.

A resurgence of the virus in other parts of the world, in combination with supply-chain bottlenecks, could constrain exports in 2021. Across borders, the U.S. Administration’s “Buy American” policy could also affect exports to Manitoba’s largest trading partner.

After a strong start to the year, agriculture producers in Manitoba are facing headwinds with record-breaking drought that threatens crop yields, as well as livestock grazing on pastures. Current high crop prices may help to offset harvest losses due to drought.

The emergence from a deep recession requires the rebuilding of consumer confidence and supporting an idled private sector. There are positive signs of a recovery underway in 2021. Across the board, macroeconomic indicators are trending upwards, with Manitoba’s unemployment rate is the lowest in the country at 5.7%. Compared to last year, manufacturing shipments are up 14.6%, international exports are up 10.6%, and housing starts and building permits are up 29.0% and 20.4%, respectively.

The labour market has rebounded with 3.8% growth on a year-to-date basis in 2021 following a 3.7% decline in 2020. The youth unemployment rate that increased to 24.7% in April 2020 is now down to 7.8% in August 2021. The female employment level in Manitoba has also sharply rebounded increasing by 4.7% on a year-to-date basis this year, after declining by 4.5% in 2020.

However, the outlook for the province’s finances remains challenging. Current projections show the deficit easing to $1.6 billion in 2021/22 and to $374 million in 2022/23, driven by the ongoing COVID-19 response and investments in the recovery. Additional information on the economic recovery and outlook is provided in the Manitoba First Quarter Report, 2021/22.

STRATEGIC OUTCOMES AND FINANCIAL OUTLOOK	21

Conclusion

Government has made significant progress over the past five years to restore Manitoba’s finances while continuing to invest in front-line services, including in the priority areas of health, education and families. These efforts resulted in a stronger and more resilient province and provided the flexibility to respond to the COVID-19 pandemic with confidence. The strengthened fiscal and economic foundations are also helping to lead the province towards a full recovery in the years ahead.

We remain focused on protecting Manitobans. Further progress on vaccinations is critical, as is the ongoing vigilance to ensure viral resurgence is mitigated. As noted in Budget 2021, there are still many Manitobans looking for work, enterprises in vulnerable sectors continue to struggle, and provincial debt levels have grown materially in response to the pandemic.

Despite these challenges, there is room for optimism. Economic indicators are trending upwards, providing early evidence that the Manitoba economy is on the road to recovery in 2021 and that the government’s plans are working.

Our public health orders are also working to protect Manitobans. Many children have returned to in-person learning, and families and friends can once again enjoy public entertainment and socialize in restaurants and other venues. Most businesses have also re-opened to in-person shopping and travel restrictions have abated. Manitobans can once again show their pride and support by attending the Blue Bombers, Winnipeg Jets, and Valour F.C. competitions and participate in amateur sports and recreation. And we look forward to returning to our many festivals and other celebrations enjoyed before the pandemic arrived.

Looking ahead, the government remains focused on ensuring a stronger economic future with even greater social progress.

22	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

STRATEGIC INFRASTRUCTURE INVESTMENTS

As the province navigates through the significant economic fallout caused by the COVID-19 pandemic, the Manitoba government remains committed to investing in strategic infrastructure projects as an integral strategy for boosting the economy in the short term, while providing wide societal benefits in the long term for Manitobans.

Manitoba’s strategic infrastructure includes roads and bridges, flood protection, hospitals, schools, universities and colleges, as well as municipal projects and other infrastructure. These infrastructure investments are important for job creation, while supporting Manitoba’s efforts toward achieving safe and healthy communities. The expansion of the Strategic Infrastructure budget and reporting to include other entities outside of core government has improved the transparency in reporting on these investments on a summary basis. The annual budgeted investments have increased by $392 million to over $2.2 billion.

There has been meaningful improvement to the management and delivery of the annual capital budget. This is attributable to significant work done on central capital delivery processes in recent years, including through the creation of the Department of Central Services in October 2019. Capital centralization has led to a whole-of-government approach to dealing with the life-cycle needs of all assets – from project planning, delivery, asset management, through to the retirement of assets.

The departments of Infrastructure and Education have successfully delivered at least 80% of their capital budget commitment through continuous upgrades to key highways and building new schools for our K-12 education system.

Largely due to the COVID-19 pandemic causing delays to a number of projects, there was an under-expenditure of $525 million compared to the restated budget. Additional variance explanations are noted below.

To support Manitoba’s economic recovery, the Manitoba Restart Capital infrastructure program was announced in May 2020 with a multi-year investment of $500 million. These projects include new water and sewage projects, road and highway safety and paving repairs, cost-sharing projects with other levels of government and municipal law enforcement projects.

Notable variances for the 2020/21 fiscal year include:

•	Lake Manitoba Outlet Channel – Project delays are a result of delays in federal environmental approvals and COVID-19 pandemic restrictions limiting travel related to consultations.

•	Water Related Infrastructure – Heavy rain events and diversion of internal resources to manage floods, resulted in a reduction to other capital work during the construction season.

•	Health – Due to the COVID-19 pandemic, there has been limited access to some facilities and limited resources with some staff re-deployed to work on the COVID-19 pandemic response.

•

Efficiency Manitoba – Reduced delivery of in-home and in-business programs as a result of the COVID-19 pandemic and public health restrictions. As well, there was postponement of capital acquisitions to the 2021/22 fiscal year.

STRATEGIC OUTCOMES AND FINANCIAL OUTLOOK	23

Strategic Infrastructure Investments, 2020/21

	Budget 2020 Restated*	Actual

	(Millions of Dollars)

ROADS, HIGHWAYS, BRIDGES AND FLOOD PROTECTION
Highways Infrastructure and Airport Runway Capital	374	308
Manitoba Restart	-	18
Manitoba Climate & Resiliency	-	9
Maintenance and Preservation – Highways	129	130
Lake Manitoba Outlet Channel	101	17
Water Related Infrastructure	31	21
Transportation Equipment and Aircraft	11	6
Maintenance and Preservation – Water	12	11

	658	520

BUILDINGS, EQUIPMENT & TECHNOLOGY	163	108

HEALTH, EDUCATION AND HOUSING
Health	320	214
Education	382	318
Housing	78	39

	780	571

OTHER INFRASTRUCTURE
Municipal Grants	379	147
Manitoba Restart	-	232
Northern Affairs Communities	4	4
Efficiency Manitoba	55	21
Other Reporting Entities	23	2

	461	406

CROWN CORPORATIONS
Manitoba Liquor and Lotteries Corporation	57	25
Manitoba Public Insurance Corporation	59	23

	116	48

Total Strategic Infrastructure Investments	2,178	1,653

* Budget restated to include Internal Service Adjustment transfers and supplementary funding.

24	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

FISCAL SUMMARY OF THE COVID-19

RESPONSE IN MANITOBA

Manitoba’s response to the pandemic includes supports to individuals and households, businesses and non-profit and charitable sectors, and a range of other investments, including health care, personal protective equipment (PPE), and the vaccine program.

Summary of Manitoba’s COVID-19 Response	$000s

Supports to individuals and households	409,529

Supports to business and non-profit sectors	470,207

Public health response, PPE and related goods and services	666,485

Supports for other sectors (including the Restart Capital program)	549,942

Total	2,096,163

Federal direct transfers to support the COVID-19 response in Manitoba

Manitoba and other provinces also partnered with the federal government on a range of programs to support individuals, businesses and the nonprofit and charitable sectors. In total, the federal contribution to Manitoba was $730 million in 2020/21. Some of these federal transfers helped to offset the provincial response, while others are cost-shared with provincial funds. The federal contributions were recorded as revenue and the disbursements were recorded as expenditures and included in the Summary of Manitoba’s COVID-19 Response. Total federal transfers to support the COVID-19 pandemic response in Manitoba were as follows:

Summary of Federal Transfers to Support Manitoba’s COVID-19 Response	$000s

Canada-Manitoba Safe Restart Agreement	417,780

Essential Workers Support Fund	117,484

Safe Return to Class Fund	85,412

Air Services to Remote Communities	12,031

Safe Restart Agreement – Data Management	3,650

Workforce Development Agreement Top-Up	31,095

Personal Protective Equipment Contribution	62,400

Total	729,852

The Canada-Manitoba Safe Restart Agreement, of $417.8 million was designed to help protect public health and safety, prepare for potential future waves of the virus, and further support the safe reopening of the economy. The categories of funding under provincial responsibility included testing, contact tracing, and data management; health care system capacity; vulnerable populations; municipalities and transit; personal protective equipment; and child care for returning workers. An additional category, pan-Canadian sick leave, is under federal responsibility for delivery.

The Manitoba government partnered with the federal government on the Essential Workers Support Fund. In Manitoba, this funding was used for the Risk Recognition Program and the Caregiver Wage Support Program.

FISCAL SUMMARY OF THE COVID-19 RESPONSE IN MANITOBA	25

The federal government provided $85.4 million through the Safe Return to Class Fund to distribute to Manitoba schools. This was combined with the $100 million provincial commitment announced in fiscal year 2020/21, with $99 million of the pooled funding being used, the rest will be spent in the next year.

The $12 million support program for Manitoba’s Northern Airlines is a partnership between the governments of Canada and Manitoba to ensure air services to remote northern communities continue through the COVID-19 pandemic.

The Workforce Development Agreement funding was expanded to include a one-time increase of $47 million in 2020/21. Of this funding, $31 million was used in 2020/21 to support workers and businesses affected by the COVID-19 pandemic through employment and training supports including micro-credential programs for vaccine administration.

Supports to individuals and households

Throughout the COVID-19 pandemic, Manitoba provided supports to individuals and households through a variety of programs. These programs were aimed at supporting those most in need and those taking on significant risks in their work to protect Manitobans and our health care system. The table below summarizes the main program commitments and the actual expenditures for the 2020/21 fiscal year.

Manitoba COVID-19 Programs for Individuals (2020/21)

Program ($000s)	2020/21 Commitment	Expenditure	Unexpended

Risk Recognition Program	121,768	121,792	(24)

Seniors Economic Recovery Credit	45,000	44,561	439

Caregiver Wage Support Program	35,600	35,240	360

Manitoba Job Restart Program	8,864	8,233	631

Disability Economic Support Program	4,600	4,452	148

Subtotal Expenditures	215,832	214,278	1,554

MPI Financial Relief Rebate (non-commercial)	157,751	157,751	-

Elimination of PST on Property Insurance (residential)	37,500	37,500	-

Total	411,083	409,529	1,554

Programs for Individuals:

Risk Recognition Program: Canada-Manitoba program provided one-time payments to essential front-line workers

Seniors Economic Recovery Credit: One-time $200 tax credit advance to Manitoba seniors

Caregiver Wage Support Program: Canada- Manitoba program provided a top-up of wages for personal care home workers and other front-line caregivers

Manitoba Job Restart Program: Provided financial support to employees transitioning from the

Canadian Emergency Response Benefit (CERB) to work

Disability Economic Support Program: One-time $200 benefit to lower income Manitobans with disabilities receiving Employment and Income Assistance benefits

MPI Financial Relief Rebate: Manitoba Public Insurance sent two separate rebates to every policyholder

Elimination of PST on Property Insurance: Elimination of the PST on residential property insurance contracts

26	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Supports to Business and Non-profit Sectors

Manitoba provided one of the most broad-based, accessible, and generous business support programs available in response to the COVID-19 pandemic. The following table summarizes the main commitments and the actual uptake for the 2020/21 fiscal year.

Manitoba COVID-19 Programs for Businesses and Non-profit Organizations (2020/21)

Program ($000s)	2020/21 Commitment	Expenditure	Unexpended

Manitoba Bridge Grant	215,000	214,428	572

Gap Protection Plan	59,136	59,388	(252)

Long-Term Recovery Fund	50,000	50,000	-

Back to Work Manitoba, Back to Work This Summer Initiative & Summer Student Recovery Jobs Program	46,000	39,963	6,037

Essential Northern Airline Support Benefit	12,000	12,031	(31)

Pandemic Staffing Support Benefit	10,000	793	9,207

Hospitality Sector Relief	8,000	8,000	-

Manitoba Economic Support Centre	7,404	4,419	2,985

Emergency Stabilization for Arts and Culture Sector	6,000	6,000	-

Safe-at-Home Manitoba Program	6,000	5,992	8

Canada Emergency Commercial Rent Assistance Program (Manitoba)	5,800	5,957	(157)

Hometown Green Team Program	4,194	2,484	1,710

Building Sustainable Communities Program	2,562	1,439	1,123

B2B Manitoba – Virtual Marketplace Tool	422	359	63

Subtotal Expenditures	432,518	411,253	21,265

MPI COVID-19 Rebates (commercial)	21,454	21,454	-

Elimination of PST on Property Insurance (commercial)	37,500	37,500	-

Total	491,472	470,207	21,265

Programs for Businesses and Non-profit Organizations:

Manitoba Bridge Grant: Financial support to eligible small and medium-sized businesses, not-for-profits and charities affected by the COVID-19 pandemic response

Gap Protection Plan: Provided $6,000 for businesses that didn’t qualify for other support programs

Long-Term Recovery Fund: $50 million to support the long-term sustainability and adaptation of Manitoba businesses coming out of the COVID-19 pandemic

Back to Work Manitoba, Back to Work This Summer Initiative & Summer Student Recovery Jobs Program: Helped young people and other workers impacted by the COVID-19 pandemic find work, and businesses hire employees

Essential Northern Airline Support Benefit: Distribution of federal funding to support air services to remote Northern communities

Pandemic Staffing Support Benefit: Supported staffing in disability services, child care and child welfare systems

Hospitality Sector Relief: Provided financial relief to Manitoba’s accommodation and tourism sector

FISCAL SUMMARY OF THE COVID-19 RESPONSE IN MANITOBA	27

Manitoba Economic Support Centre: Dedicated business support call centre to help Manitoba businesses and other employers navigate COVID-19 pandemic support programs

Emergency Stabilization for Arts and Culture Sector: One-time funding to support areas of the arts and culture sector severely impacted by facility closures and event cancellations

Safe-at-Home Manitoba Program: Supported organizations that deliver at-home programs and services

Canada Emergency Commercial Rent Assistance Program: Partnership with the federal government to provide relief for small businesses

Hometown Green Team Program: Additional grants to non-profit organizations and municipal government to hire youth on community projects and support economic recovery

Building Sustainable Communities Program: Additional funding to non-profit organizations, charitable organizations, municipalities and Northern Affairs Community Councils to help rebuild Manitoba’s economy

B2B Manitoba – Virtual Marketplace Tool: Allowed businesses and non-for-profits easier access to PPE and health and safety services

MPI COVID-19 Rebates: Two separate rebates sent to every Manitoba Public Insurance policyholder

Elimination of PST on Property Insurance: Elimination of the PST on commercial property insurance contracts

Public health response, PPE and related goods and services

In addition to support for individuals, households and the business, non-profit and charity sectors, Manitoba also invested in various COVID-19 goods and services, including the incremental public health costs, materials such as personal protective equipment (PPE), investments to support contact tracing and the vaccine program. The following table outlines the actual expenditures incurred in the Health sector related to COVID-19 in 2020/21.

Manitoba COVID-19 Response for

Health Sector (2020/21)

Program ($000s)	Expenditure

Personal Protective Equipment	367,477

Funding to Regional Health Authorities	249,094

COVID-19 Specialized Equipment	11,977

Testing and Vaccine Delivery	35,437

AbilitiCBT	2,500

Total	666,485

26	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Health Sector Response:

Funding to Regional Health Authorities:

Additional support to regional health authorities including personal care homes in response to the COVID-19 pandemic

COVID-19 Specialized Equipment: Purchased ventilators and other equipment needed to respond to the COVID-19 pandemic

Personal Protective Equipment: Masks, gowns, gloves, etc.

Testing and Vaccine Delivery: Includes service contracts and site leases

AbilitiCBT: Virtual mental health support through a digital therapy program which provides access to professional therapists

Supports for other sectors

Manitoba also provided additional support to the K-12 system, municipalities, post-secondary institutions, child care facilities and others. In addition to these expenditures, Manitoba launched the Restart Capital Program, committing $500 million toward infrastructure projects to help boost the provincial economy’s recovery amid the COVID-19 pandemic and beyond. The following table outlines other actual expenditures incurred as part of the COVID-19 pandemic response in 2020/21.

Manitoba COVID-19 Other Responses (2020/21)

Program ($000s)	Expenditure

Funding to Municipalities	105,600
Home Nutrition and Learning Program	6,260

Homeless Shelter Response Plan	3,886

Manitoba Rent Relief Fund	5,600

Funding to Child Care Providers	6,870

Safe Schools Fund	94,813

Remote Learning Resource Centre	4,558

Workforce Development Agreement Incremental Spending	4,200

Canada-Manitoba Job Grant	1,992

Transitional Support for Post- Secondary	25,627

COVID-19 Research Fund	5,000

Manitoba Scholarship and Bursary	5,000

Enhancement of Trails	2,500

Restart Capital Program – 2020/21 Portion	239,820

Miscellaneous	38,216

Total	549,942

FISCAL SUMMARY OF THE COVID-19 RESPONSE IN MANITOBA	29

Other Responses:

Funding to Municipalities: Distribution of federal funding under the Canada-Manitoba Safe Restart Agreement to support municipalities, including transit services

Home Nutrition and Learning Program: For families with school-age children experiencing food disruption as a result of the COVID-19 pandemic

Homeless Shelter Response Plan: Expanded needs of homeless shelters serving vulnerable people throughout the COVID-19 pandemic

Manitoba Rent Relief Fund: Interest-free loans and services to avoid eviction due to arrears, pay for damage deposits or utilities, and maintain housing stability

Funding to Child Care Providers: Additional support for early learning and child care through a one-year extension of the bilateral funding agreement

Safe Schools Fund: To ensure safe learning environments while leveraging federal support

Remote Learning Resource Centre: Expanded online and distance education for K-12 students through the expansion of InformNet

Workforce Development Agreement Incremental Spending: Various labour market expenditures related to the one-time federal top-up of the Labour Market Agreement

Canada-Manitoba Job Grant: Employer-driven approach to help Manitobans gain skills to fill available jobs and help employers develop the skills of their existing workers to meet the requirements of their present job, or to move into a different job

Transitional Support for Post-Secondary: One-time funding support to help post-secondary institutions adapt to pressures from the pandemic

COVID-19 Research Fund: Partnered with Research Manitoba to create a research fund for COVID-19 projects

Manitoba Scholarship and Bursary: Enhanced the bursary and increased the provincial government matching of the private donations that schools get from a 2 to 1 ratio to a 1 to 1 ratio (1 government dollar for every private dollar donated), increasing support to students with financial need

Enhancement of Trails: Maintenance and enhancement of trails to ensure Manitobans are able to stay active and healthy outdoors during the COVID-19 pandemic

Restart Capital Program: $500 million multi-year commitment to help restart the economy

Miscellaneous: Other COVID-19 pandemic expenditure across various departments

30	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

INTRODUCTION TO THE PUBLIC ACCOUNTS OF MANITOBA

Nature of the Public Accounts

The Public Accounts of Manitoba are prepared annually by statutory requirement in accordance with section 65(1) of The Financial Administration Act, which is Chapter F55 of the Continuing Consolidation of the Statutes of Manitoba. The Public Accounts reflect the summary financial position of the government and the operating results for the fiscal year of the government, which ends on March 31.

The information contained in the report originates from two sources:

•	the summarized financial information presented in the accounts of Manitoba, maintained by the Provincial Comptroller; and

•	the detailed records maintained by departments, government organizations, government business enterprises, and government business partnerships.

Each department and public sector organization is responsible for reconciling its accounts to the control accounts of the Provincial Comptroller, and for maintaining detailed records of the transactions in their accounts.

Format of the Public Accounts of Manitoba

The Public Accounts of Manitoba consist of the Financial Statement Discussion and Analysis, the audited Summary Financial Statements of the Government, financial reports on the Rainy Day Fund, and other statutory financial reports.

Financial Statement Discussion and Analysis – This section provides a written commentary on the summary financial statements, plus additional information on the financial and economic performance of the provincial government. The financial information contained in the Financial Statement Discussion and Analysis section is taken from the March 31, 2021 summary financial statements.

Summary Financial Statements – These audited statements, prepared using CPA Canada’s Public Sector Accounting Standards, disclose the financial impact of the government’s activities. Only the government’s summary financial statements provide the key information on the financial activities of the entire government. The summary financial statements include the financial results of the approximately 154 different agencies the government uses to deliver its goods and services. The Government Reporting Entity (GRE) includes government departments, business enterprises, business partnerships, and organizations, such as regional health authorities, school divisions, universities and colleges. The departments and entities comprising the GRE are disclosed in Schedule 8 of the summary financial statements.

The summary financial statements also provide the following key financial information:

•	the government’s financial position as at March 31 each year

•	the results of its operations for the year

•	what revenue it brought in and what it spent (e.g., annual surplus or deficit)

•	how much it borrowed, repaid or refinanced

•	how it obtained and used its funds

Information Provided Under Statutory Requirements – This section includes audited reports on information other than financial statements, including the Rainy Day Fund and other reports specified in the Financial Administration Act, The Fiscal Responsibility and Taxpayer Protection Act and the Northern Affairs Act.

The Public Accounts of Manitoba are available online at: www.manitoba.ca/governmentfinances.

32	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

GLOSSARY OF KEY TERMS

Borrowings: Securities issued in the name of the province to capital markets investors. Securities include debentures, treasury bills, promissory notes, medium-term notes and Manitoba Savings Bonds.

Debt servicing cost: Interest and other expenses associated with provincial borrowings.

Financial assets: Assets of the province such as cash, investments, loans and accounts receivable that could be readily converted to cash in order to pay the province’s liabilities or finance its future operations.

Generally Accepted Accounting Principles (GAAP): Standard accounting practices and reporting guidelines as prescribed by the Chartered Professional Accountants of Canada.

Government Business Enterprises (GBEs): A government organization with the financial and operating authority to carry on a business, which sells goods or services to individuals and organizations outside the GRE and can maintain its business on those revenues.

Government Business Partnership (GBP): A government partnership with the financial and operating authority to carry on a business, which sells goods or services to individuals and organizations outside the GRE and can maintain its business on those revenues; governments include its proportionate share of the partnership only in the consolidated summary financial statements.

Government component: An integral part of government, such as a department or fund, that is not a separate entity with the power to contract in its own name and that can sue and be sued.

Government organization: Any organization controlled by a government that is a separate entity with the power to contract in its own name and that can sue and be sued (e.g., public sector organizations such as regional health authorities, school divisions, universities and colleges). See also ORE.

Government partnership: A contractual arrangement between the government and other partners to cooperate toward clearly-defined common goals, make a financial investment in the partnership, have shared control of the decision on an ongoing basis, and share, on an equitable basis, the risks and benefits of the partnership.

Government Reporting Entity (GRE): Includes government departments, organizations, business entities and partnerships; and other reporting entities.

Gross Domestic Product (GDP): Represents the total market value of all goods and services produced in the Manitoba economy.

Guarantees: Province’s guarantee to honour the repayment of debt or loans of an organization, primarily GBEs (e.g., Manitoba Hydro Savings Bonds).

Ministry: A grouping of government components, organizations and partnerships within a specific area of public administration that is presided over by a minister, not including GBEs and GBPs.

Net debt to GDP ratio: Ratio of government net debt relative to the total market value of all goods and services produced in the Manitoba economy. Net debt represents the total liabilities of the government minus its financial assets – a factor widely used by credit rating agencies and other analysts to evaluate the financial situation and trends of jurisdictions regarding their relative creditworthiness.

Non-financial assets: Includes physical items such as tangible capital assets (e.g., buildings and roads) and consumable goods (e.g., inventories not normally converted to cash).

INTRODUCTION TO THE PUBLIC ACCOUNTS OF MANITOBA	33

Other Comprehensive Income (OCI): An accounting recognition of unrealized gains and losses in fair market value of financial instruments (e.g., investments held as available for sale or trading or debt held in a foreign currency). Currently, OCI accounting standards apply only to GBEs. It is measured as the change in “mark-to-market” valuations, interest rates, or foreign exchange rates at year end (e.g., a one-day snapshot of the change in value when compared to the same day in the previous year).

Other Reporting Entities (OREs): Entities in the GRE (e.g., government organizations, government business entities, and government partnerships), including public sector organizations such as regional health authorities, school divisions, universities and colleges that are directly or indirectly controlled by the government, as prescribed by the Public Sector Accounting Board – excludes government departments; see also Government Organization.

Pension liability: Outstanding actuarially-calculated pension liability of the government and participating government organizations; includes amounts funded through the voted appropriations of government departments, as well as the actuarially-determined increases in the pension liability.

Public Sector Accounting Standards (PSAS): Authoritative standards for financial accounting and reporting developed through an organized standard-setting process, and issued by a recognized standard-setting body, that specify how transactions and other events are to be recognized, measured, presented and disclosed in a public sector entity’s financial statements. These standards are established to meet the needs of users of financial statements by providing the information needed for accountability and decision making. The standards are derived from the CPA Canada Public Sector Accounting (PSA) Handbook, which are accounting standards that apply to all public sector entities (e.g., governments, government organizations and certain government partnerships) that issue general purpose financial statements, unless specifically directed or permitted to use alternative standards by the Public Sector Accounting Board.

Summary net debt: Represents the total liabilities of the GRE minus its financial assets; reflects the residual amount that will have to be paid or financed by future revenue.

Tangible Capital Assets (TCAs): Assets with a useful life extending beyond one year which are acquired, constructed or developed and held for use, not for resale.

34	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Financial Statement

Discussion and

Analysis Report

FOR THE YEAR ENDED MARCH 31, 2021

FINANCIAL CONDITION OF THE GOVERNMENT

The Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada), through a statement of recommended practices, suggests a number of financial indicators to assist in the assessment of a government’s financial condition. There are no established public sector benchmarks for these indicators. The indicators, expressed as ratios or trends, provide a picture of what has occurred over a period of years to facilitate comparisons and assist in the assessment of the government’s financial health in the context of the current economic and financial environment. The recommended indicators are grouped into three categories:

(1)	Sustainability – measures a government’s ability to maintain its programs without the need to increase its borrowings.

(2)	Flexibility – how well a government can respond to rising financial commitments by either expanding its revenue or increasing its borrowings.

(3)	Vulnerability – how much a government relies on revenue sources beyond its direct control or influence, both domestic and internationally.

The Financial Statement Discussion and Analysis reflects the results of the Province of Manitoba, which have been impacted by the COVID-19 pandemic. In order to get a broader perspective of the current fiscal situation of the Province of Manitoba, readers are urged to find additional information in the First Quarter Report of the Province for 2021/22.

Source of Data and its Limitations

The financial indicators in this report use key financial information from the audited summary financial statements. Economic information is obtained from Statistics Canada and the Manitoba Bureau of Statistics. Comparative data presented is not adjusted for inflation. Comparative results are restated to conform to any changes in accounting policy or presentation adopted in the current fiscal year. The financial indicators in this section present the results in the same format as presented in the Public Accounts of Manitoba.

The Government’s 2020/21 Financial Condition

This section describes the government’s financial health using CPA Canada’s three indicator categories of sustainability, flexibility, and vulnerability. The section also describes each category and the related indicators. For each indicator, it provides financial data for Manitoba and highlights key trends.

Sustainability

As noted, sustainability measures the ability of a government to meet its existing program commitments and creditor requirements without increasing its borrowings or tax burden.

Looking at trends for the following five indicators provides useful insight into the sustainability of a government’s revenue-raising and spending practices:

•	Net Debt as a Percentage of Provincial GDP: the relationship between a government’s net debt and the income in the economy

•	Net Debt-to-Total Annual Revenue: the extent to which future revenues are required to pay for past transactions or events

•

Net Debt per Capita: the relationship between a government’s net debt and its population is widely considered to be the best measure for cross-jurisdictional review of government and financial health; represents the net debt amount that is attributed to each Manitoba resident

•	Annual Net Income (Loss): the extent to which a government is spending within its means

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	37

•	Annual Net Income (Loss)-to-Provincial GDP: the relationship between a government’s net income (loss) and the provincial economy

The COVID-19 pandemic was declared by the World Health Organization on March 11, 2020, just prior to the start of the 2020/21 fiscal year. The subsequent economic effects worldwide, and in Manitoba, have continued to impact government spending and borrowing patterns, as reflected in the results for the year ended March 31, 2021. The economic indicators that are routinely monitored by the province show that the pandemic has slowed provincial Gross Domestic Product growth and own-source government revenues which, combined with increases in the government’s expenditures to respond to the COVID-19 pandemic, have resulted in higher than budgeted net loss and higher debt levels. The ratios presented in the Financial Statement Discussion and Analysis illustrate a deterioration in the fiscal position over the medium term compared to prior projections as a result of the COVID-19 pandemic.

Net Debt as a Percentage of Provincial GDP

The government manages its revenue-raising and spending practices with due regard to the provincial economy. Looking at net debt and provincial GDP provides insights into these practices.

Net debt – the difference between a government’s total liabilities and total financial assets – provides a measure of the future revenue required to pay for past transactions and events. Net debt as a percentage of provincial GDP measures the level of future financial obligations placed on the economy by a government’s cumulative spending and revenue-raising practices. It provides a measure of how much debt a government is carrying relative to the province’s annual economic output.

In addition to the annual deficit, investment in capital improvements and replacement of deteriorating tangible capital assets, such as transportation infrastructure, result in increased net debt. As the tangible capital investments are acquired, debt is incurred and the costs are amortized over their future useful life, essentially allocating costs to the period over which the assets will be used and over a period in which revenue will be generated.

Growth in GDP must be taken into account to determine capacity to support debt. The GDP is a measure of the value of the goods and services produced in the province during a given year. The GDP indicates the size of the provincial economy. The provincial economy grew steadily from $67,298 million in 2016/17 to $71,195 million in 2020/21 or by 5.8% during the five year period. During this period, the annual consumer price index fluctuated between 0.5% and 2.5% annually.

Graph 1 shows that the net debt to GDP ratio at March 31, 2021 has increased over the prior year from 33.7% to 38.5%. This increase reflects the substiantial increase in borrowing the government had to undertake during the 2020/21 fiscal year in response to the COVID-19 pandemic. It combines the decreases in own-source revenues and increased COVID-19 pandemic spending.

Graph 1

Net debt for 2020/21 included a gain in other comprehensive income (OCI) of $243 million, recorded by government business enterprises (GBEs). OCI represents unrealized gains or losses calculated at a point in time and can have a significant impact on the measurement of net debt. OCI is measured as the change in “mark-to-market” valuations, interest rates, and foreign exchange rates at year end, and therefore is a one-day snapshot of the change in value when compared to the same day in the previous year.

38	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Managing net debt while maintaining or increasing necessary investment in capital, including infrastructure, is a challenge faced by all provinces and territories in Canada. The COVID-19 pandemic has made that challenge even greater by disrupting business operations, global and local supply chains, shortages and inflation of some construction materials, and availability of labour and capital to execute investment projects.

The Province invested in infrastructure projects as part of the Manitoba Restart Capital Program to help restart the economy. At the same time, the Province initiated new programs and boosted existing support programs in many sectors of the economy to protect Manitobans’ livelihoods. Health care, seniors, mental health, provincial parks, and individual and business supports were among the many programs the government delivered amidst the recurring waves of the COVID-19 pandemic to ensure Manitobans were safe and supported through uncertain times.

NET DEBT-TO-TOTAL ANNUAL REVENUE

Net debt is the amount that current and past generations have accumulated through annual losses and tangible capital investment. These amounts remain an obligation for future generations to fund through annual net income, or to continue to carry as debt. It results when a government’s total liabilities exceed total financial assets. A trend of increasing net debt-to-total annual revenue would indicate that an increasing amount of time will be needed to eliminate net debt.

Since 2016/17, net debt-to-total annual revenue has increased from 148.9% to 153.9%. Directly attributable to the economic challenges presented by the COVID-19 pandemic; the 2020/21 ratio of 153.9% paused a two-year trend of improvements in this measure.

Graph 2 shows the historical trend of net debt to annual revenues. In recent years, through strong financial stewardship, this measure stabilized and was declining. In 2019/20, before the pandemic, the net debt to total annual revenue was at its lowest level since 2016/17. This measure is expected to stabilize as economic conditions improve in the post-COVID-19 pandemic recovery period.

Graph 2

NET DEBT PER CAPITA

Net debt per capita is a measurement of the value of a government’s net debt expressed in terms of the amount attributable to each citizen under the government’s jurisdiction. It is commonly calculated using the net debt divided by the population of the province.

Net debt per capita provides an indication of how leveraged the government is. Net debt per capita is often used to comment on the effectiveness of a government’s current fiscal policy. The debt to GDP ratio often provides a more complete picture of a government’s actual fiscal health. Graph 3 shows the historical trend of net debt per capita.

Graph 3

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	39

Net debt per capita has ranged from $17.7 thousand in 2016/17 to a high of $19.9 thousand in 2020/21. The net debt per capita has increased in 2020/21 primarily as a result of increased spending in response to the COVID-19 pandemic in Manitoba.

ANNUAL NET INCOME (LOSS)

Annual net income helps the government maintain its services and provides an opportunity to lower its borrowing needs. Annual net losses can impact a government’s ability to deliver services and can lead to increased borrowing requirements.

Manitoba incurred a loss for the year ended March 31, 2021 of $2,117 million. The annual net income (loss) shows the extent to which a government generates revenues more (or less) than its operating expenses in one fiscal year.

For the fiscal year ending in 2020, Manitoba reported its first surplus since March 31, 2009. The health and economic challenges presented by the COVID-19 pandemic necessitated significant spending and public health measures that impacted the own-source revenue streams in Manitoba. Government incurred COVID-19 pandemic related expenditures of nearly $2,100 million in 2020/21, which were partially offset by increased one-time federal transfers of $730 million. The Fiscal Summary of the COVID-19 Response earlier in this document provides further details of the expenditure breakdown.

In order to comply with the new CAS 540 auditing standard in its first year of adoption, the Province has proactively engaged external experts to assess and assign values to some of the significant estimated liabilities of the government. These include the remediation liabilities associated with orphaned and abandoned mines, contaminated sites across the province, contingent liabilities for legal claims, and retroactive contingent liabilities for both settled and unsettled labour contracts in the public sector. The total impact of this work to assess government’s balance sheet estimates in 2020/21 increased the liabilities to $1,094 million, with a corresponding one-time increase in expenses.

ANNUAL NET INCOME (LOSS)-TO-PROVINCIAL GDP

The ratio of net income (loss)-to-provincial GDP measures the difference between revenues and expenses expressed as a percentage of GDP. It is a measure of a government’s ability to meet its financing needs and to ensure proper management of public finances.

Table 1 shows the five-year trend in annual revenue, expenses, net income (loss) and net income (loss) to provincial GDP.

Table 1 Annual Net Income (Loss)

Revenue and Expense Items	2016/2017 Actual		2017/2018 Actual		2018/2019 Actual		2019/2020 Actual	2020/2021 Actual

	($ millions)

Total Revenue	15,627		16,152		17,028		17,641	17,819
Total Expenses	16,416		16,846		17,177		17,636	19,936

Summary Net Income (Loss)	(789)		(694)		(149)		5	(2,117)
Annual Net Income (Loss) to Provincial GDP	(1.2%	)	(1.0%	)	(0.2%	)	0.0%	(3.0%	)

40	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

FLEXIBILITY

Flexibility is the degree to which a government can increase financial resources to respond to rising commitments either by expanding its revenue or by increasing its net debt.

PSAB has recommended a number of financial indicators that assess a government’s flexibility. The following indicators are considered applicable to provide insight into the Manitoba government’s flexibility:

•	Public Debt Charges to Total Revenue: the extent to which borrowing decisions constrain a government’s ability to meet financial and service commitments

•	Own-Source Revenue to Provincial GDP: the extent to which a government is taking income out of the economy through taxation and user fees

PUBLIC DEBT CHARGES TO TOTAL REVENUE

The amount of public debt charges as a percentage of total revenue shows the extent to which a government must use revenue to pay for interest costs rather than to pay for services. The ratio shows how much of every dollar of a government’s revenue is needed to pay interest. A lower ratio of interest costs, as a percentage of revenue, means a government uses a smaller proportion of its revenue to pay for interest costs.

Graph 4 shows that in 2016/17, the Government used 6.0 cents of every dollar of revenue to pay interest. In 2020/21, 5.4 cents of every dollar of revenue was used to pay interest.

Graph 4

OWN-SOURCE REVENUE TO PROVINCIAL GDP

A government’s own-source revenue as a percentage of provincial GDP shows how much revenue a government raises through its provincial economy via taxation and user fees. Own-source revenue does not include the net income from GBEs, given the semi-autonomous nature of their operations. Their revenues are not derived from taxation or user fees, but from the supply of products or services.

High own-source revenue as a percentage of GDP ratios or increases in the ratios mean a government is placing higher demands on its provincial economy indicating that its demands are outpacing growth in the economy.

Since 2016/17, the government’s own-source revenue has been steadily increasing, except during 2020/21 when it decreased by $566 million to $11,283 million from $11,849 million. As a percentage of the provincial GDP, own-source revenue has decreased by 4.8%. This indicates that government has not significantly changed its normal demands on the provincial economy over this time period. For 2020/21, the main contributors to the decrease in own-source revenue from the prior year are:

•	Income taxes decreased $316 million, or 7.0%

•	Fees and other revenues decreased by $133 million, or 5.4%

•	Sinking funds and other earnings decreased by $54 million, or 14.3%

•	Retail sales tax decreased $54 million, or 2.4%

•	Fuel taxes decreased $39 million, or 11.5%

•	Education property taxes increased by $21 million, or 2.4%

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	41

Graph 5 shows the relationship between own-source revenue and provincial GDP. GDP increased 5.8% from $67,298 million in 2016/17 to $71,195 million in 2020/21. Own-source revenue decreased by $566 million in 2020/21. As a result, the ratio of own-source revenues in relation to the economy has remained relatively stable at 15.8% of GDP. Own-source revenue to provincial GDP in 2020/21 was unchanged from the previous fiscal year.

Graph 5

VULNERABILITY

Vulnerability is the degree to which a government is dependent upon, and therefore vulnerable to, fluctuations in sources of revenue outside of its direct control or influence. A high degree of dependency may indicate a government is reliant on outside sources to deliver programs and services at the current level and quality. Changes in outside sources of revenue due to capital projects and other one-time or non-operational programs do not indicate a material increase in a government’s revenue vulnerability.

A recommended indicator for providing insight into the government’s vulnerability is Federal Transfers to Total Revenue.

FEDERAL TRANSFERS TO TOTAL REVENUE

The ratio of federal transfers to total revenue indicates the vulnerability of provinces to changes in transfer support from the Government of Canada.

Graph 6 shows the ratio of major federal transfers and related transfers, to total provincial revenue, excluding federal COVID-19, has increased from 29.0% in 2006/07 to 30.5% in 2020/21. Overall, Manitoba has seen a decline in federal transfers as a share of total revenues from a high of over 31.6% in 2011/12 to 30.5% in 2020/21, as illustrated by the dotted green trend line in the graph below.

The lower ratio indicates that the Province was relying more on its own-source revenue to fund programs and services, demonstrating Manitoba’s gradually decreasing vulnerability, based on changes in federal transfer support.

Graph 6

42	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

RISKS AND UNCERTAINTIES

The impact of the COVID-19 pandemic has been significant, disrupting local and national economies, affecting financial markets, lowering business and household incomes, and generating unprecedented health, economic and social hardships globally.

The government’s focus has been and will continue to be safely stewarding Manitobans to recovery and restart. The government continues to assess and monitor the impact of the COVID-19 pandemic on its financial condition, including decreased revenues and increased expenses as a direct result of this crisis. Recovery is expected to take many years. Although early estimates at the date of the preparation of the financial statements show the net loss is in line with the budgeted net loss of $1.6 billion for the next fiscal year, the magnitude and duration of COVID-19 is still uncertain. Accordingly, it is difficult to reliably measure the potential future impact on the government’s financial position and operations. Despite this, the government has committed to working towards a balanced budget over the next eight years or sooner.

The government’s main exposure to risks and uncertainties arises from variables which it does not directly control. These include:

•	economic factors such as supply chains, commodity prices, personal and corporate income, retail sales, and population growth

•	exposure to interest rate fluctuations, foreign exchange rates and adverse changes to our credit rating

•	adverse economic or financial events that can influence overall annual results

•	abrupt trade barriers or unfair tariffs disrupt established trade patterns within Canada, into the U.S. and across global regions
•

tax rate changes in the U.S., Canada and other provinces that can shift the competitive tax advantage for Manitoba businesses and individuals; similarly, adverse federal taxation decisions can have a negative impact on Manitoba’s economic growth and tax receipts.

•	the inability to proceed or delays with planned capital investment decisions due to environmental or other obligations or supply chain interruptions

•	the financial performance of the Crown corporations, especially Manitoba Hydro, which has recently incurred significant debt on its balance sheet in order to develop large capital projects

•	economic disruption to businesses impacted by certain public health measures during the COVID-19 pandemic

•	outcomes from litigation, arbitration and negotiations with third parties

•	changes in federal transfers

•	utilization rates for government services such as health care, child and family services, or employment assistance

•	multi-year market corrections affecting multiple asset classes and regions impacting liquidity of investments in other reporting entities and pension plans

•	changes in accounting standards

•	identification and quantification of the liabilities related to contaminated sites

•	volatility of results, including amounts consolidated from other reporting entities

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	43

The outlook remains highly uncertain given the unpredictability of how the fourth wave of the COVID-19 pandemic will manifest itself in Manitoba. The government’s key priorities remain to further increase vaccination of Manitobans, ongoing monitoring of the virus, and quick response and treatment of infections.

An overview of the approximate effect of changes in some of the key fiscal variables of nominal GDP, interest rates and debt levels is presented in the following table. Sensitivity analysis is part of the government’s approach for fiscal planning. This table illustrates the sensitivity to change that those variables have on the net income (loss) for Manitoba:

Key Fiscal Sensitivities

Variable Increase	Increase of	Annual Fiscal Impact ($ millions)

Nominal GDP	1%	$130

Interest Rates	1%	($21)
Debt	$500 million	($18)

44	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

VARIANCE ANALYSIS AND ASSESSMENT

OF SIGNIFICANT TRENDS

Variance Analysis and Assessment of Significant Trends
Summary Net Income (Loss)

				Variance

Revenue and Expense Items	2020/2021 Budget	2020/2021 Actual	2019/2020 Actual	2020/2021 vs. 2019/2020 Actual	2020/2021 Actual to Budget

	($ millions)

REVENUE
Income Taxes	4,621	4,199	4,515	(316)	(422)
Other Taxes	4,523	4,429	4,492	(63)	(94)
Fees and Other Revenue	2,358	2,332	2,465	(133)	(26)
Sinking Funds and Other Earnings	352	323	377	(54)	(29)

Total Own-Source Revenue	11,854	11,283	11,849	(566)	(571)
Government Business Enterprises	747	600	913	(313)	(147)
Federal Transfers	5,136	5,936	4,879	1,057	800

Total Revenue	17,737	17,819	17,641	178	82

EXPENSES
Legislative Assembly	50	47	53	(6)	(3)
Executive Council	6	6	5	1	-
Advanced Education, Skills and Immigration	1,500	1,453	1,443	10	(47)
Agriculture and Resource Development	489	468	534	(66)	(21)
Central Services	214	580	191	389	366
Civil Service Commission	26	27	25	2	1
Conservation and Climate	219	386	138	248	167
Crown Services	2	4	2	2	2
Economic Development and Jobs	233	315	191	124	82
Education	3,004	3,001	2,939	62	(3)
Families	2,180	2,194	2,164	30	14
Finance	110	512	104	408	402
Health and Seniors Care	6,484	7,060	6,544	516	576
Indigenous and Northern Relations	33	31	28	3	(2)
Infrastructure	495	483	528	(45)	(12)
Justice	728	783	697	86	55
Legislative and Public Affairs	3	3	1	2	-
Mental Health, Wellness and Recovery	352	351	332	19	(1)
Municipal Relations	435	782	412	370	347
Sport, Culture and Heritage	109	123	150	(27)	14
Tax Credits	36	52	57	(5)	16
Enabling Appropriations	147	25	21	4	(122)
Emergency and Other Appropriations	101	281	40	241	180
Debt Servicing	1,001	969	1,037	(68)	(32)

Total Expenses	17,957	19,936	17,636	2,300	1,979

Summary Net Income (Loss)	(220)	(2,117)	5	(2,122)	(1,897)

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	45

The government ended the year with a loss of $2,117 million, which is $1,897 million higher than the budgeted net loss of $220 million. In 2020/21, total revenues were $17,819 million and total expenses were $19,936 million.

REVENUE ANALYSIS

The most significant factors causing the revenue variances from budget are:

•

Income taxes were $422 million under budget mainly due to a lower forecast for personal taxable income in 2020 compared to budget and a material increase in trusts capital gain refunds during 2019; along with a lower forecast for corporate taxable income in 2020.

•

Other taxes were $94 million under budget including a $187 million increase for the Retail Sales Tax due to deferral of the rate decrease; offset by $218 million decrease in Green Levy due to deferral, $55 million decrease in Fuel Taxes due to reduced fuel demand related to the COVID-19 pandemic, and $29 million decrease in Levy for Health and Education mainly due to constrained wage and employment growth due to the COVID-19 pandemic.

•

Fees and other revenues were $26 million under budget. Ancillary revenues at post-secondary institutions were $67 million under budget mainly due to lower revenues related to parking, campus store sales, and printing due to shifting to online learning. Fees and other revenue increases of $55 million are partially offset by a reduction to the contaminated site liability of $36 million and the employee and income assistance (EIA) allowance reduction of $11 million.

•	Sinking funds and other earnings were $29 million under budget primarily due to lower earnings than anticipated in money market investments due to low interest rates.

•

Income from GBEs was $147 million under budget primarily due to a $225 million reduction in revenues at Manitoba Liquor and Lotteries due to COVID-19 pandemic closures and reduced capacity of the VLT network, lottery network and casinos. Net income from Manitoba Hydro was $72 million over budget due to the postponement of certain expenditures related to Keeyask, which partially offset the revenue reductions for Manitoba Liquor and Lotteries.

•

Federal transfers were $800 million over budget primarily resulting from $730 million in COVID-19 transfers. An increase of $68 million in increased research funding to the University of Manitoba related to COVID-19 research and northern medical services support was also received.

Revenue trend analysis provides users with information about significant changes in revenue over time and between sources, enabling users to evaluate past performance and assess potential implications for the future. The following section outlines the revenue trends in Manitoba.

46	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Revenue Trend Analysis by Source

Revenue Source	2016/2017 Actual	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual

			($millions)

Income Taxes	3,958	3,985	4,234	4,515	4,199
Retail Sales Tax	2,301	2,444	2,472	2,262	2,208
Fuel Taxes	336	344	347	338	299
Levy for Health and Education	343	356	376	385	370
Education Property Taxes	793	827	847	874	895
Other Taxes	623	617	643	633	657
Fees and Other Revenue	2,329	2,364	2,341	2,465	2,332
Federal Transfers	4,128	4,200	4,531	4,879	5,936
Net Income from Government Business Enterprises	589	758	919	913	600
Sinking Funds and Other Earnings	227	257	318	377	323

Total Revenue	15,627	16,152	17,028	17,641	17,819

The following chart illustrates the government’s main revenue sources for 2020/21. The majority of revenue, at 63.0%, was generated by Manitoba’s own-sources.

Total revenue in 2020/21 was $17,819 million, an increase of $178 million or 1.0% from 2019/20. The most significant factors causing the revenue variances from the previous year are:

•	a decrease of $316 million in taxes primarily due to a $246 million decrease in personal income taxes, driven by a 3.5% decrease in Manitoba employment income due to the COVID-19 pandemic and a $70 million decrease in corporation income tax due to a 2.8% decrease in Manitoba corporate taxable income due to the COVID-19 pandemic

•

a decrease of $133 million or 5.4% in fees and other revenue primarily due to reductions in ancillary revenue in the health system and post-secondary institutions’ campus closures due to the impact of COVID-19 pandemic shutdowns

•	an increase of $1,057 million or 21.7% in federal transfers reflects annual budgeted increases for Equalization and Canada Health and Social Transfers along with $730 million in COVID-19 transfers

•

a decrease of $313 million in net income from GBEs is primarily due to a $181 million decrease at Manitoba Liquor and Lotteries and $153 million decrease at Manitoba Public Insurance Corporation (MPIC), partially offset by a $20 million increase at Manitoba Hydro and a $1 million increase at the Deposit Guarantee Corporation of Manitoba

○

The $181 million decrease at Manitoba Liquor and Lotteries Corporation is primarily due to COVID-19 pandemic closures and capacity restrictions at casinos, partially offset by expenditure management activities in response to gaming closures

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	47

○

The $153 million decrease at MPIC is primarily due to surplus distribution to policyholders to provide financial relief to Manitobans impacted by the COVID-19 pandemic, partially offset by increases in investment income.

○	The $20 million increase at Manitoba Hydro is primarily due to increases in extra provincial and domestic revenues, partially offset by an increase in capital-related costs.

•	a $54 million or 14.3% decrease in sinking funds and other earnings due to lower investment earnings in money market investments due to low interest rates.

EXPENSE ANALYSIS

The most significant factors causing the expense variances from budget are the following:

•	Central Services expenses were $366 million over budget, primarily due to the purchase of supplies to support the COVID-19 pandemic response.

•

Conservation and Climate expenses were $167 million over budget, primarily due to an increase in orphaned and abandoned mines liabilities, partially offset by lower Efficiency Manitoba expenses due to program delays resulting from the COVID-19 pandemic, lower fire suppression costs due to a slower spring season than usual, and savings realized due to departmental vacancies.

•

Economic Development and Jobs expenses were $82 million over budget, due to COVID-19 funding to support the Manitoba Chambers of Commerce to deliver programming under the Long-Term Recovery/Adaptation Fund; Hospitality Industry Relief; Summer Student Recovery Jobs Program; Back to Work This Summer Program, and Back to Work Manitoba providing wage subsidy programs aimed at supporting Manitoba’s economic recovery from the COVID-19 pandemic.

•

Finance expenses were $402 million over budget due to COVID-19-related funding, including the Manitoba Job Restart program, the Manitoba Wage Subsidy Program, the Manitoba Risk Recognition Program, and Caregiver Wage Support.

•

Health and Seniors Care expenses were $576 million over budget, primarily due to the costs associated with increased funding to health service delivery organizations for the COVID-19 pandemic response, provision of personal protective equipment and vaccine supplies, and contingent liabilities.

•	Municipal Relations expenses were $347 million over budget, primarily due to municipal Restart Capital Programs and increased funding to municipalities for the COVID-19 pandemic.

•	Enabling Appropriations expenses were $122 million under budget due to the deferral of some of the planned Internal Service Adjustments, as a result of the COVID-19 pandemic.

•	Emergency and Other Appropriations expenses were $180 million over budget, due to COVID-19 pandemic response requirements and emergent contingent liabilities.

•	Debt Servicing costs were $32 million under budget, primarily due to lower than anticipated interest rates.

Analysis of expenses helps users understand the impact of the government’s spending on the economy, the government’s overall allocation and use of resources, and the cost of government programs.

48	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Expense by Function

Expense by function provides a summary of the major ministerial areas of government spending, and changes in spending over time.

Expense Trend Analysis by Function

Expense by Function	2019/2020 Actual	2020/2021 Actual

	($ millions)

Legislative Assembly	53	47
Executive Council	5	6
Advanced Education, Skills and Immigration	1,443	1,453
Agriculture and Resource Development	534	468
Central Services	191	580
Civil Service Commission	25	27
Conservation and Climate	138	386
Crown Services	2	4
Economic Development and Jobs	191	315
Education	2,939	3,001
Families	2,164	2,194
Finance	104	512
Health and Seniors Care	6,544	7,060
Indigenous and Northern Relations	28	31
Infrastructure	528	483
Justice	697	783
Legislative and Public Affairs	1	3
Mental Health, Wellness and Recovery	332	351
Municipal Relations	412	782
Sport, Culture and Heritage	150	123
Tax Credits	57	52
Enabling Appropriations	21	25
Emergency and Other Appropriations	40	281
Debt Servicing	1,037	969

Total Expenses by Function	17,636	19,936

Total expenses were $19,936 million in 2020/21, an increase of $2,300 million or 13.0% from 2020/21. The most significant factors causing the expense variances from the previous year are the following:

•	Central Services expenses increased by $389 million, or 204%, primarily due to the purchase of supplies to support the COVID-19 pandemic response.
•

Conservation and Climate expenses increased by $248 million or 180%, primarily due to higher estimates for contaminated sites liabilities for orphaned and abandoned mines, and a new contribution to The Winnipeg Foundation for the Provincial Park Endowment. Efficiency Manitoba expenditures increased due to the ramp-up of operating activities, which were partially offset by lower wildfire suppression costs in the department in 2020/21.

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	49

•

Economic Development and Jobs expenses increased by $124 million, or 64.9%, primarily due to increased COVID-19 funding provided to the Manitoba Chambers of Commerce to deliver programming under the Long-Term Recovery/ Adaptation Fund; the Hospitality Industry Relief; the Summer Student Recovery Jobs Program; the Back to Work This Summer Program, and Back to Work Manitoba providing wage subsidy programs aimed to support Manitoba’s economic recovery from the COVID-19 pandemic.

•

Finance expenses increased by $408 million, or 392%, primarily due to COVID-19-related funding including the Manitoba Job Restart program, the Manitoba Wage Subsidy Program, the Manitoba Risk Recognition Program, and Caregiver Wage Support.

•	Health and Seniors Care expenses increased by $516 million, or 7.9%, primarily due to the costs associated with increased funding to health service delivery organizations for COVID-19 response, provision of personal protective equipment and vaccine supplies, and contingent liabilities.

•	Justice expenses increased by $86 million, or 12.3%, primarily due to the one-time additional funding provided to support victims of crime and contingent liabilities.

•	Municipal Relations expenses increased by $370 million, or 89.8%, primarily due to municipal Restart Capital Programs and increased funding to municipalities for the COVID-19 pandemic.

•

Emergency and Other Appropriations expenses increased by $241 million, or 603%, due to additional COVID-19 pandemic emergency supports and relief to individuals and businesses, emergent contingent liabilities and an increase in expenditures for heavy flood and rain events.

•	Debt Servicing expenses decreased by $68 million, or 6.6%, due to lower interest rates.

The following chart illustrates the government’s spending by function:

50	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Health and Seniors Care, Education, Families, and Advanced Education, Skills and Immigration components comprise 68.8% of the total operating expenses.

Program expenses, which represent total expenses excluding the cost of servicing debt, increased 14.3% from 2019/20, primarily as a result of increases in the ministries of Health and Seniors Care, Finance, Central Services, Municipal Relations, Conservation and Climate, and Emergency and Other Appropriations.

In 2020/21, total expenses to GDP amounted to 28.0% (2019/20 - 23.6%) while program expenses to GDP amounted to 26.6% (2019/20 - 22.2%) of GDP.

Total expenses as a percentage of total revenues were 112% in 2020/21. An expense ratio of more than 100.0% means that expenses have exceeded revenues, resulting in a loss. A ratio of 100.0% indicates that expenses and revenues are matched.

Expense by Type

Expense trend analysis by type provides a summary of government spending by type and highlights changes in spending over time.

Expense Trend Analysis by Type

Expense by Type	2016/2017 Actual	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual	2020/2021%

			($ millions)

Personnel Services	8,015	8,057	8,070	8,241	8,740	43.8%
Grants/Transfer Payments	2,333	2,418	2,490	2,809	3,663	18.4%
Transportation	150	155	167	182	158	0.8%
Communications	77	75	72	75	77	0.4%
Supplies and Services	1,941	1,871	1,954	2,035	2,509	12.6%
Social Assistance Related	1,490	1,785	1,855	1,728	1,742	8.7%
Other Operating	706	704	745	678	1,088	5.5%
Debt Servicing	930	952	1,000	1,037	969	4.9%
Minor Capital	94	116	101	106	207	1.0%
Amortization	680	713	723	745	783	3.9%

Total Expenses by Type	16,416	16,846	17,177	17,636	19,936	100%

Overall allocation of spending by type remained fairly consistent with levels from 2019/20. Personnel services, the Province’s largest expense, as a percentage of total expenses decreased to 43.8% (2019/20 - 46.7%), supplies and services increased to 12.6% (2019/20 - 11.5%) and grants/transfer payments increased to 18.4% (2019/20 - 15.9%).

Debt servicing costs were $969 million (2019/20 - $1,037 million) as at March 31, 2021, a decrease of 6.6%.

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	51

FINANCIAL ASSETS

An analysis of financial assets provides users with information regarding the amount of resources a government can convert to cash, if required, to discharge existing liabilities or to finance future operations.

Financial Assets Trend Analysis

Financial Assets	2016/2017 Actual	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual

	($ millions)

Cash and Cash Equivalents	2,778	1,725	2,720	2,267	2,542
Temporary Investments	376	564	585	561	888
Accounts Receivable and Advances	1,771	1,849	1,867	1,857	1,901
Inventories	67	50	42	30	25
Portfolio Investments	1,461	1,649	1,563	1,798	2,162
Loans and Advances	1,458	1,411	1,529	1,604	1,591
Equity in Government Business Enterprises	2,839	2,957	3,035	3,411	3,829
Equity in Government Business Partnerships	19	19	20	20	20

Total Financial Assets	10,769	10,224	11,361	11,548	12,958

Financial assets increased by $1,410 million, or 12.2%, from 2019/20. This is primarily due to an increase in cash and cash equivalents of $275 million, an increase in temporary investments of $327 million, an increase in portfolio investments of $364 million and an increase in equity in government business enterprises of $418 million.

52	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

LIABILITIES

An analysis of liabilities provides users with information to understand and assess the demands on financial assets. Liabilities consist of debt or obligations owing, to be repaid with cash or other assets.

The 2020/21 total liabilities increased by $3,614 million, or 9.8%, from 2019/20. Borrowings increased by $2,067 million or 7.1% from 2019/20. The pension liability increased by $195 million or 6.3% from 2019/20.

Accounts payable and accrued liabilities increased by $1,299 million or 34.8% and restricted inflows, referred to as unearned revenue, experienced an increase of $54 million or 8.3%.

Liabilities Trend Analysis

Liabilities	2016/2017 Actual	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual

	($ millions)

Borrowings	27,397	27,350	29,166	29,272	31,339
Accounts Payable and Accrued Liabilities	3,675	4,202	3,648	3,738	5,037
Unearned Revenues	396	396	711	650	704
Pension Liability	2,557	2,726	2,914	3,097	3,292
Other Liabilities	20	20	17	11	10

Total Liabilities	34,045	34,694	36,456	36,768	40,382

Pension Liability

The government uses a diversified, conservative investment approach to mitigate the risks in the market volatility on pension assets. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. This method of accounting for the accrued benefit obligation and pension assets is consistent with Canadian public sector accounting standards and allows the government to smooth gains and losses over several years.

NET DEBT AND ACCUMULATED DEFICIT

Net debt is the difference between the province’s liabilities and financial assets. It represents the amount of liabilities to be funded from future revenues and taxation. Operating losses, investments in tangible capital assets, and increases in other non-financial assets all increase net debt. Net debt is decreased by operating net income or decreases in the value of net tangible capital assets and other non-financial assets.

Net debt for 2019/20 of $25,220 increased to $27,424 as at March 31, 2021.

The main reasons for the 2020/21 increase in net debt were:

•	the 2020/21 operating loss of $2,117 million

•	net tangible capital assets acquisitions of $214 million

•	increase in other non-financial assets of $116 million

These items were partially offset by an Other Comprehensive Income gain of $243 million.

Net debt as at March 31, 2021 is higher than the budget by $988 million.

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	53

The accumulated deficit has increased by $1,874 million, or 17.0%, from 2019/20, as a result of an operating loss of $2,117 million and was partially offset by other comprehensive income of $243 million.

Net Debt and Accumulated Deficit Trend Analysis

Net Debt and Accumulated Deficit	2016/2017 Actual	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual

	($ millions)

Financial Assets	10,769	10,224	11,361	11,548	12,958
Less: Liabilities	(34,045)	(34,694)	(36,456)	(36,768)	(40,382)

Total Net Debt	(23,276)	(24,470)	(25,095)	(25,220)	(27,424)
Non-Financial Assets	13,389	13,750	13,999	14,196	14,526

Total Accumulated Deficit	(9,887)	(10,720)	(11,096)	(11,024)	(12,898)

NON-FINANCIAL ASSETS INCLUDING TANGIBLE CAPITAL ASSETS

An analysis of non-financial assets provides users with information to assess changes in the government’s infrastructure and long-term non-financial assets.

Non-Financial Assets Trend Analysis

Non-Financial Assets	2016/2017 Actual	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual

	($ millions)

Tangible capital assets	13,254	13,612	13,856	14,041	14,255
Prepaid expenses	58	64	72	76	81
Inventories	77	74	71	79	190
Total Non-Financial Assets	13,389	13,750	13,999	14,196	14,526

Non-financial assets typically represent resources a government can use in the future to provide services such as tangible capital assets. The management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to its citizens.

At March 31, 2021, non-financial assets were $330 million, or 2.3%, higher than 2019/20. The majority of the government’s non-financial assets are tangible capital assets. The net book value of tangible capital assets increased by $214 million from 2019/20. Total tangible capital assets additions were $1,061 million for 2020/21 (2019/20 - $1,025 million). Additions include investments in health and education facilities and other land-based infrastructure such as roads, bridges, water control structures, and parks.

54	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

An analysis of tangible capital assets helps users understand whether the government has the ability to provide services in future periods.

Tangible Capital Assets Trend Analysis

Tangible Capital Assets	2016/2017 Actual	2017/2018 Actual	2018/2019 Actual	2019/2020 Actual	2020/2021 Actual

	($ millions)

Land	305	298	307	330	305
Building and Leasehold Improvements	5,478	5,502	5,982	6,317	6,424
Vehicles and Equipment	775	773	754	748	739
Computer Hardware and Software	332	278	368	359	318
Assets Under Construction	1,295	1,431	961	709	766
Infrastructure	5,069	5,330	5,484	5,578	5,703

Total Tangible Capital Assets	13,254	13,612	13,856	14,041	14,255

Government capitalizes the gross cost of its tangible capital assets. Recoveries from other governments related to capital projects are recognized as revenue in the year the capital asset is purchased or constructed. Crown land transferred to the province is not reported in the financial statements as a tangible capital asset.

The net book value of tangible capital assets totalled $14,255 million at the end of 2020/21 (2019/20 - $14,041 million). Buildings and leasehold improvements include provincially-owned schools, health facilities, and public service buildings.

The total cost of tangible capital assets has increased steadily, from $22,349 million in 2016/17 to $25,625 million in 2020/21, demonstrating that the province has more assets available to provide services in future periods.

Similarly, the net book value of tangible capital assets, which is the remaining value of the assets on the Statement of Financial Position, has risen from $13,254 million in 2016/17 to $14,255 million in 2020/21. The following chart illustrates the total net book value of all tangible capital assets from 2016/17 to 2020/21.

FINANCIAL STATEMENT DISCUSSION AND ANALYSIS REPORT	55

Infrastructure assets include roads, bridges, water control structures, and parks.

The following chart illustrates tangible capital assets by class and includes the related accumulated amortization as of March 31, 2021.

56	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Summary Financial

Statements

FOR THE YEAR ENDED MARCH 31, 2021

Statement of Responsibility

 www.manitoba.ca

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2021, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by Andrea Saj

Andrea Saj, CPA, CGA

A/Provincial Comptroller

September 20, 2021

SUMMARY FINANCIAL STATEMENTS	59

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Qualified Opinion

We have audited the summary financial statements of the Province of Manitoba (the Province), which comprise the consolidated statement of financial position as at March 31, 2021, and the consolidated statement of revenue and expense, consolidated statement of accumulated deficit, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of our report, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province as at March 31, 2021, and the consolidated results of its operations, consolidated changes in its net debt, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards (PSAS).

Basis for Qualified Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Summary Financial Statements section of our report. We are independent of the Province in accordance with the ethical requirements that are relevant to our audit of the summary financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified opinion.

Change in Control of the Workers Compensation Board not recognized

Effective November 6, 2021, the Province amended The Workers Compensation Act. Based on the definition of control in PSAS, the amendments resulted in the Province no longer controlling the Workers Compensation Board (WCB). In our opinion, prior to the amendments, the Province controlled the WCB based on the definition of control in PSAS. PSAS requires the Province to include the WCB’s financial position and results of operations in the summary financial statements while they were controlled, up to November 6, 2021. As of November 6, 2021, PSAS requires the Province to remove the WCB’s net financial assets by expensing them in the statement of operations.

Office: 204. 945.3790  |  500-330 Portage Avenue  |  Winnipeg, Manitoba R3C 0C4  |  oag.mb.ca

However, the Province has not included WCB’s financial position and results of operations since the year ended March 31, 2018. In this respect, the summary financial statements are not in accordance with PSAS.

Had the Province addressed this PSAS departure;

•

the March 31, 2020 equity in government business enterprises would have increased by $647 million, accumulated deficit and net debt would each have decreased by $647 million, the net income from government business enterprises would have increased by $48 million, other comprehensive income would have decreased by $33 million, and the annual surplus would have increased by $48 million for the year ended March 31, 2020.

•

the March 31, 2021 net income from government business enterprises would have increased by $4 million, and other comprehensive income would have decreased by $39 million to reflect the WCB’s results of operations up to November 6, 2021. On November 6, 2021, the Province would have decreased the net financial assets by $612 million and increased the disposal of equity in government business enterprises expense by $612 million to remove the WCB’s assets that were no longer under their control. The net result of the above adjustments on the annual deficit for the year ended March 31, 2021 would have been an increase of $608 million.

Failure to recognize controlled assets

The Province has not included the financial position and results of operations of the Manitoba Agricultural Services Corporation’s (MASC) Production Insurance Trust and the Hail Insurance Trust (the Trusts) in the summary financial statements for the years ended March 31, 2021 and March 31, 2020.

In our opinion, the Trusts are assets under the control of the Province, and the financial position and results of operations should be consolidated into the summary financial statements for the years ended March 31, 2021 and March 31, 2020. In this respect, the summary financial statements are not in accordance with PSAS, which require that the Province account for all assets under its control.

Had the Province included the Trusts’ financial position and results of operations in the summary financial statements, the current year cash and cash equivalents would have increased by $594 million, the accounts payable, accrued charges, provisions and unearned revenue would have increased by $0.5 million, and accumulated deficit and net debt would each have decreased by $594 million, the Agriculture expenses would have decreased by $111 million, the investment income would have increased by $2 million, and the annual deficit would have decreased by $113 million.

Had the Province included the Trusts’ financial position and results of operations in the summary financial statements for the year ended March 31, 2020, the prior year cash and cash equivalents would have increased by $513 million, the accounts payable, accrued charges, provisions and unearned revenue would have increased by $33 million, accumulated deficit and net debt would each have decreased by $513 million, the Agriculture and Resource Development expenses would have increased by $19 million, the investment income would have increased by $9 million, and the annual surplus would have decreased by $10 million.

Combined impact of departures from PSAS

Had the WCB and MASC Trust departures from PSAS been corrected, the Province would have an annual deficit of $2,612 million in the current year, and for the prior year would have an annual surplus of $43 million. The accumulated deficit would be $12,304 million at March 31, 2021, and $9,864 million at March 31, 2020.

Combined impact on the annual deficit or surplus

	2021 ($ million)	2020 ($ million)

Annual (deficit) surplus as presented	(2,117)	5

Operating (loss) surplus of Workers Compensation Board	(608)	48

Net income (loss) of MASC trusts	113	(10)

Annual (deficit) surplus in accordance with Canadian public sector accounting standards	(2,612)	43

Combined impact on the ending accumulated deficit

	2021 ($ million)	2020 ($ million)

Accumulated deficit as presented	(12,898)	(11,024)

Equity of Workers Compensation Board	Nil	647

MASC Trust Assets	594	513

Accumulated deficit in accordance with Canadian public sector accounting standards	(12,304)	(9,864)

Other Information

The Province is responsible for the other information. The other information comprises the Province of Manitoba Annual Report and Public Accounts (the Annual Report), but does not include the summary financial statements and our auditor’s report thereon, which we obtained prior to the date of this auditor’s report.

Our qualified opinion on the summary financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the summary financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the summary financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. As described in the Basis for Qualified Opinion section above, the Province has not accounted for WCB and the MASC Trusts in accordance with PSAS. We have concluded that the Annual Report is materially misstated for the same reasons with respect to these amounts and other items in the Annual Report affected by these departures from PSAS.

Responsibilities of Management and Those Charged with Governance for the Summary Financial Statements

Management is responsible for the preparation and fair presentation of the summary financial statements in accordance with PSAS, and for such internal control as management determines is necessary to enable the preparation of summary financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Province’s ability to continue as a going concern, meaning that the Province will continue in operation, and will be able to realize assets and discharge liabilities and meet its statutory obligations in the normal course of operations for the foreseeable future.

Those charged with governance are responsible for overseeing the Province’s financial reporting process. With respect to the Province, those charged with governance refers to the Minister of Finance.

Auditor’s Responsibilities for the Audit of the Summary Financial Statements

Our objectives are to obtain reasonable assurance about whether the summary financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these summary financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the summary financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the summary financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Province to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the summary financial statements, including the disclosures, and whether the summary financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province to express an opinion on the summary financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

“Original document signed by”

Winnipeg, Manitoba	Tyson Shtykalo, CPA, CA
September 20, 2021	Auditor General

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF FINANCIAL POSITION As at March 31, 2021

		($ millions)

SCHEDULE
		2021	2020

		Actual	Restated
	FINANCIAL ASSETS

	Cash and cash equivalents	2,542	2,267

	Temporary investments (Note 2)	888	561

1	Amounts receivable	1,901	1,857

	Inventories for resale	25	30

	Portfolio investments (Note 3)	2,162	1,798

2	Loans and advances	1,591	1,604

3	Equity in government business enterprises (Note 4)	3,829	3,411

	Equity in government business partnerships (Note 5)	20	20

	Total Financial Assets	12,958	11,548

	LIABILITIES

4	Borrowings	31,339	29,272

5	Accounts payable, accrued charges, provisions and unearned revenue	5,751	4,399

6	Pension liability (Note 6)	3,292	3,097

	Total Liabilities	40,382	36,768

	NET DEBT	(27,424)	(25,220)

	NON-FINANCIAL ASSETS

	Inventories held for use	190	79

	Prepaid expenses	81	76

7	Tangible capital assets	14,255	14,041

	Total Non-Financial Assets	14,526	14,196

	ACCUMULATED DEFICIT	(12,898)	(11,024)

	Contingencies (Note 7)

	Contractual Obligations (Note 8)

	Contractual Rights (Note 18)

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	67

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE For the Year Ended March 31, 2021

	($ millions)

	2021	2021	2020
	Budget	Actual	Restated
	Restated[1]
REVENUE
Income taxes:
Corporation income tax	639	542	612
Individual income tax	3,982	3,657	3,903
Other taxes:
Green levy	218	-	-
Corporations taxes	335	341	307
Fuel taxes	354	299	338
Land transfer tax	98	109	93
Levy for health and education	399	370	385
Retail sales tax	2,021	2,208	2,262
Tobacco tax	199	198	220
Other taxes	12	9	13
Education property taxes	887	895	874
Fees and other revenue:
Fines and costs and other legal	48	44	58
Minerals and petroleum	14	12	17
Automobile and motor carrier licences and fees	186	192	194
Parks: Forestry and other conservation	24	29	25
Water power rentals	122	119	113
Service fees and other miscellaneous charges	1,575	1,554	1,672
Tuition fees	389	382	386
Federal transfers:
Equalization	2,510	2,510	2,255
Canada Health Transfers	1,521	1,520	1,490
Canada Social Transfers	546	545	532
Canada COVID-19 Transfers	-	730	-
Shared cost and other transfers	559	631	602
Net income from government business enterprises (Schedule 3)	747	600	913
Sinking funds and other earnings	352	323	377

Total Revenue (Schedule 9)	17,737	17,819	17,641

The accompanying notes and schedules are an integral part of these financial statements.

68	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE For the Year Ended March 31, 2021

		($ millions)

	2021	2021	2020
	Budget	Actual	Restated
	Restated[1]

Total Revenue carried forward	17,737	17,819	17,641

EXPENSES
Legislative Assembly	50	47	53
Executive Council	6	6	5
Advanced Education, Skills and Immigration	1,500	1,453	1,443
Agriculture and Resource Development	489	468	534
Central Services	214	580	191
Civil Service Commission	26	27	25
Conservation and Climate	219	386	138
Crown Services	2	4	2
Economic Development and Jobs	233	315	191
Education	3,004	3,001	2,939
Families	2,180	2,194	2,164
Finance	110	512	104
Health and Seniors Care	6,484	7,060	6,544
Indigenous and Northern Relations	33	31	28
Infrastructure	495	483	528
Justice	728	783	697
Legislative and Public Affairs	3	3	1
Mental Health, Wellness and Recovery	352	351	332
Municipal Relations	435	782	412
Sport, Culture and Heritage	109	123	150
Tax Credits	36	52	57
Enabling Appropriations	147	25	21
Emergency and Other Appropriations	101	281	40
Debt Servicing	1,001	969	1,037

Total Expenses (Schedule 9)	17,957	19,936	17,636

NET INCOME (LOSS) FOR THE YEAR	(220)	(2,117)	5

Note 1: The restated amounts are taken from Budget 2020 as presented to the Legislative Assembly on March 19, 2020 and restated for comparability to the current year results. Refer to Schedule 10 for further details. The restated amounts do not include other authorizations granted for COVID-19 in subsequent Main Estimates Supplements of $1,977 million.

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	69

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT For the Year Ended March 31, 2021

	($ millions)

	2021	2020
	Actual	Restated

Opening accumulated deficit, as previously reported	(11,082)	(11,156)

Prior Year Restatement (Note 19)	58	58

Opening accumulated deficit, as restated	(11,024)	(11,098)

Other comprehensive income (loss) (Schedule 3)	243	69

Net income (loss) for the year	(2,117)	5

Closing accumulated deficit	(12,898)	(11,024)

The accompanying notes and schedules are an integral part of these financial statements.

70	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT For the Year Ended March 31, 2021

	($ millions)
	2021 Budget Restated	2021 Actual	2020 Actual

Net income (loss) for the year	(220)	(2,117)	5

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,338)	(1,061)	(1,025)
Amortization of tangible capital assets	789	783	745
Disposal of tangible capital assets	–	64	93

Net acquisition of tangible capital assets	(549)	(214)	(187)

Other Non-Financial Assets
Decrease (Increase) in inventories	–	(111)	(8)
Decrease (Increase) in prepaid expenses	–	(5)	(4)

Net acquisition of other non-financial assets	–	(116)	(12)

Other comprehensive income (loss) (Schedule 3)	–	243	69

(Increase) in Net Debt	(769)	(2,204)	(125)

Net Debt, beginning of year, as previously reported	(25,667)	(25,220)	(25,095)

Net Debt, end of year	(26,436)	(27,424)	(25,220)

      The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS	71

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2021

	($ millions)
	2021	2020
	Actual	Actual

Cash and cash equivalents provided by (used in)

Operating Activities
Net income (loss) for the year	(2,117)	5
Changes in non-cash items:
Temporary investments	(327)	24
Amounts receivable	(111)	-
Valuation allowance	62	34
Inventories	(106)	4
Prepaids	(5)	(4)
Accounts payable, accrued charges, provisions and unearned revenue	1,352	23
Pension liability	195	183
Amortization of foreign currency fluctuation	-	4
Amortization of debt discount	(10)	5
Unamortized losses on derivative contracts	167	12
Loss on disposal of tangible capital assets	64	93
Amortization of tangible capital assets	783	745

	(53)	1,128

Other comprehensive income (loss) (Schedule 3)	243	69
Changes in equity in government business enterprises and government business partnerships	(418)	(376)

Cash provided by operating activities	(228)	821

Capital Activities
Acquisition of tangible capital assets	(1,061)	(1,025)

Cash used in capital activities	(1,061)	(1,025)

Investing Activities
Investments purchased	(3,723)	(3,691)
Investments sold or matured	2,340	2,054

Cash used in investing activities	(1,383)	(1,637)

Financing Activities
Debt issued	6,981	4,713
Debt redeemed	(4,034)	(3,325)

Cash provided by financing activities	2,947	1,388

Increase in cash and cash equivalents	275	(453)
Cash and cash equivalents, beginning of year	2,267	2,720

Cash and cash equivalents, end of year	2,542	2,267

Supplementary information:
Interest received	332	374

Interest paid	828	1,023

   The accompanying notes and schedules are an integral part of these financial statements.

72	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

Notes to the Summary Financial Statements

For the Year Ended March 31, 2021

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	GENERAL BASIS OF ACCOUNTING

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	THE GOVERNMENT REPORTING ENTITY

Various government components, government organizations (GOs), government business enterprises (GBEs), partnerships, and business partnerships (BPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

The not-for-profit personal care homes are individual corporations operated by their own boards of directors. The personal care homes are included in the GRE. The nature of the relationship between the Province and not-for-profit personal care homes is such that control over their assets has been determined to exist for accounting purposes only and not for legal purposes.

C.	BASIS OF CONSOLIDATION

GOs, with the exception of GBEs and BPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year end dates of the GOs are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

The characteristics of a BP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. BPs are accounted for in the summary financial statements using the modified equity method. The Province accrues its share

SUMMARY FINANCIAL STATEMENTS	73

1.	Significant Accounting Policies (continued)

of the BP’s net income or losses, and other net equity changes, without adjusting the BP’s accounting policies to a basis consistent with that of the GRE. The Province’s share of the assets, liabilities and results of operations for its BPs are presented in Note 5 to the summary financial statements.

D.	BASIS OF SPECIFIC ACCOUNTING POLICIES

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)

Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1)	Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated. A liability is recorded to the extent that a transfer gives rise to an obligation that meets the definition of a liability in accordance with the criteria in PS 3200 Liabilities.

(2)	Taxes

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3)	Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1)	Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2)	Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated.

(3)	Externally restricted assets and revenues

Externally restricted inflows are recognized as revenue in the period in which expenses are incurred for the purposes specified. Externally restricted inflows received before the expenses are incurred are reported as a liability.

74	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

1.	Significant Accounting Policies (continued)

(iv)	Financial Assets

(1)	Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2)	Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as unearned revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(3)	Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(4)	Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

Inventory for resale includes land under development. Land under development includes the value of land and all costs directly related to the land improvement. Inventories for resale also includes development, site preparation, architectural, engineering, surveying, fencing, landscaping and infrastructure for electrical, roads and underground works.

Land held for future development or sale is valued at the lower of cost or appraised value adjusted for estimated disposal purchase price and related acquisition costs.

(v)	Liabilities

Liabilities are present obligations to outside parties, including GBEs, as a result of transactions and events occurring prior to the year end. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1)	Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are translated at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

SUMMARY FINANCIAL STATEMENTS	75

1.	Significant Accounting Policies (continued)

The year-end translation adjustments reflect the foreign currency fluctuation at the issue date and are recorded through the unamortized foreign currency fluctuation account. They are amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the translation of foreign currency debt called prior to maturity using the rates in effect at the time of the call. The gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2)	Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 6. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3)	Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs. Liabilities for severance, long term disability income plan and workers compensation claims are based upon actuarial calculations.

The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience. A liability is extrapolated upon the expected future utilization of current accumulated benefits. The liability is recognized under salaries and benefits.

(4)	Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provisions

76	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

1.	Significant Accounting Policies (continued)

for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5)	Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met: there is evidence that contamination exceeds an environmental standard, the Government is directly responsible or accepts responsibility for the contamination, it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made. In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis. Third party recoveries related to a contaminated site are recorded as an asset provided it can be appropriately measured and estimated; and it is expected that future economic benefits can be obtained. Recoveries are not netted against the liability. Contingent recoveries are only disclosed. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government measures the liability using present value techniques when cash flows are expected to occur over extended future periods.

The Province has undertaken assessments of its contaminated sites in 2020/21 and these have resulted in additional environmental remediation liabilities related to newly identified sites, or changes in the assessments, including orphaned and abandoned mine sites. Any changes to the Province’s liabilities for contaminated sites have been accrued in the year in which they are assessed.

(vi)	Non-Financial Assets

(1)	Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2)	Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets. Inventories for distribution at no charge are recorded at the lower of cost or current replacement cost. Significant inventories held for use relating to personal protective supplies are included in this Statement of Financial Position line item.

(3)	Prepaid expenses

Prepaid expenses are payments for goods or services that will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

SUMMARY FINANCIAL STATEMENTS	77

1.	Significant Accounting Policies (continued)

(4)	Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs. It also includes overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment, which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included in the cost of the asset, provided the cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artefacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Economic resources such as Crown land, mineral rights, timber rights, fish and wildlife meet the definition of an asset, however they are not recognized in the summary financial statements because an appropriate basis of measurement and a reasonable estimate of the amount involved cannot be made; or Canadian public sector accounting standards prohibit its recognition.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:

Land	Indefinite

Buildings and leasehold improvements

Buildings	10 to 60 years

Leasehold improvements	Life of lease

Vehicles and equipment

Vehicles	3 to 10 years

Aircraft and vessels	5 to 24 years

Machinery, equipment and furniture	3 to 20 years

Maintenance and road construction equipment	11 to 15 years

Computer hardware, software licences	3 to 15 years

Infrastructure Assets:

Land	Indefinite

Land improvements	10 to 30 years

Transportation

Bridges and structures	40 to 75 years

Provincial highways, roads and airstrips	10 to 40 years

Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

78	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

1.	Significant Accounting Policies (continued)

(vii)	Future Changes in Accounting Standards

A number of new and amended Canadian public sector accounting standards have been issued and not applied in preparing these financial statements. These standards will come into effect as follows:

•	PS 3450 Financial Instruments (effective April 1, 2022) defines and provides guidance for accounting and reporting all types of financial instruments including derivatives.

•	PS 2601 Foreign Currency Translation (effective April 1, 2022) replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency.

•	PS 1201 Financial Statement Presentation replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted.

•	PS 3041 Portfolio Investments replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted.

•

PS 3280 Asset Retirement Obligations (effective April 1, 2022) defines and provides guidance for accounting and reporting retirement obligations associated with tangible capital assets and includes the withdrawal of PS 3270 Solid Waste Landfill Closure and Post-Closure Liability.

•	PS 3400 Revenue (effective April 1, 2023), a new standard establishing guidance on the recognition, measurement, presentation and disclosure of revenue.

•	PS 3160 Public Private Partnerships (effective April 1, 2023), a new standard establishing guidance on the recognition, measurement and disclosure of public private partnerships arrangements.

These new accounting standards have not been applied in preparing these consolidated financial statements. The Province is currently assessing the impact of these new standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been determined. Earlier adoption is permitted.

(viii)	Classification by Sector

The Province reports operational results under the following sectors: health, education and economic development, families, community and resource development, justice and other expenditures, and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health sector includes provincial health care programs and includes all health related entities and services.

The education and economic development sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with public schools and post-secondary institutions. It includes employment and training programs. It also includes other education services such as skills, trades and workplace-based training programs and the advancement of economic development opportunities aligned with labour market needs.

The families sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

SUMMARY FINANCIAL STATEMENTS	79

1.	Significant Accounting Policies (continued)

The community and resource development sector includes the promotion, development and conservation of the Province’s natural resources. It also includes the operation and maintenance of transportation systems such as highway infrastructure and other Government infrastructure.

The justice and other expenditures sector includes general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans.

The general government sector is comprised of those activities that cannot be allocated to the specific sectors noted above. Inter-segment transfers between sectors are measured at the exchange amount.

E.	MEASUREMENT UNCERTAINTY

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used. Certain estimates used in these financial statements may be subject to measurement uncertainty due to the COVID–19 pandemic.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, and accrual for federal shared cost programs.

It also includes accruals for pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accrual for retroactive wages, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations, workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

While best estimates are used for reporting items, it is reasonably possible that changes in future conditions, occurring within one fiscal year could require a material change in the amounts recognized and disclosed. The amount of income tax attributable to the year can change as a result of reassessments in subsequent years. The estimates are based on the best information available at the time of preparation of the financial statements. The uncertainty due to the COVID-19 pandemic and variability of the final amounts attributed to the year cannot be reasonably determined.

Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants.

Uncertainty related to the accrual for retroactive wages arises because actual wage settlements may differ significantly from the final collective agreements. The estimate for the accrual of retroactive wages is based on the Government’s best estimate of the public services salary increases that may be negotiated or determined through arbitration.

80	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

1.	Significant Accounting Policies (continued)

Uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans.

Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2021	2020
	Actual	Actual
Temporary investments	888	561

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2021	2020
	Actual	Actual

Sinking funds	991	974

Other investments	1,171	824

	2,162	1,798

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2021, the market value of portfolio investments was $3,045 million (2020 - $2,517 million).

SINKING FUNDS

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

SUMMARY FINANCIAL STATEMENTS	81

3.	Portfolio Investments (continued)

	($ millions)

	2021		2020
	Actual		Actual

	Book	Fair	Book	Fair
	Value	Value	Value	Value

Government of Canada, direct and guaranteed	66	61	31	32

Provincial, direct and guaranteed	810	778	828	803

Municipal	109	108	111	111

Corporate	6	6	4	4

	991	953	974	950

Investment revenue earned on sinking funds during the year was $34 million (2020 - $44 million).

The sinking funds are allocated as follows:

	($ millions)
	2021	2020
	Actual	Actual

Sinking funds	1,014	977

Less: Uninvested portion of sinking funds held in cash and cash equivalents	(23)	(3)

Total sinking funds held in portfolio investments	991	974

OTHER INVESTMENTS	($ millions)
	2021	2020
	Actual	Actual

Guaranteed investment certificates	7	11

Bonds – Government of Canada, provincial and municipal	753	551

Bonds – Corporate	153	170

Equity investments	225	37

Investments in real estate	33	55

	1,171	824

As at March 31, 2021 the market value of other investments was $2,091 million (2020 - $1,567 million).

Other investments earned $46 million during the year (2020 - $55 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee. This category includes Manitoba Hydro-Electric Board.

Insurance	An enterprise which provides insurance coverage services to the public for a fee. This category includes Manitoba Public Insurance Corporation and Deposit Guarantee Corporation of Manitoba.

82	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

4.	Equity in Government Business Enterprises (continued)

Finance

Enterprises which provide regulatory control, and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public. This category includes Manitoba Liquor and Lotteries Corporation.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	March 31, 2021

Manitoba Liquor and Lotteries Corporation	March 31, 2021

Deposit Guarantee Corporation of Manitoba	December 31, 2020

Manitoba Public Insurance Corporation (MPIC)	March 31, 2021

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2021	2020
	Actual	Actual

Restricted Equity in Government Business Enterprises:

Deposit Guarantee Corporation of Manitoba	402	365

Manitoba Hydro-Electric Board	2,700	2,394

Manitoba Public Insurance Corporation	709	634

	3,811	3,393

Unrestricted Equity in Government Business Enterprises:

Manitoba Liquor and Lotteries Corporation	5	5

Manitoba Public Insurance Corporation	13	13

	18	18

Equity in Government Business Enterprises	3,829	3,411

5.	EQUITY IN BUSINESS PARTNERSHIP

North Portage Development Corporation (NPDC) is a business partnership that is owned equally by the Government of Canada, the Province of Manitoba and the City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people in the downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development and management of its two sites that include land investment properties and public amenities.

The Province’s share of the equity at March 31, 2021 is $20 million (2020 - $20 million). The Province’s share of the operating results for the year ended March 31, 2021 was $ nil (2020 - $ nil) and is included in fees and other revenues.

SUMMARY FINANCIAL STATEMENTS	83

5.	Equity in Business Partnership (continued)

The condensed supplementary financial information of NPDC is as follows:

	($ millions)
	2021	2020
	Actual	Actual

Property, plant and equipment and invesment in properties and infrastructure enhancements	74	77

Short-term investments and other assets	7	6

	81	83

Deferred contributions from shareholders	9	10

Long-term mortgage	8	9

Current and other liabilities	5	4

	22	23

Net equity	59	60

	81	83

Comprehensive income

Revenues	11	17

Expenses	8	13

Operating income before amortization	3	4

Amortization	(3)	(3)

Net income for the year	-	1

6.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50.0% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2021, the pension liability for the Civil Service Superannuation Plan was $1,060 million (2020 - $1,010 million) and the pension liability for the Teachers’ Pension Plan was $2,024 million (2020 - $1,901 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

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6.	Pension Plans (continued)

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $198 million (2020 - $198 million). At December 31, 2020 the Plan had an excess of net assets available for benefits over pension obligations of $1,345 million (December 31, 2019 - $991 million).

As at March 31, 2021, the total pension liability being reflected in the summary financial statements was $3,292 million (2020 - $3,097 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

A.	CIVIL SERVICE SUPERANNUATION PLAN

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2.0% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum.

89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50.0% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2020 audited financial statements of CSSF. At

December 31, 2020, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $1,437 million (December 31, 2019 - $1,434 million).

This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.	TEACHERS’ PENSION PLAN

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2.0% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable

SUMMARY FINANCIAL STATEMENTS	85

6.	Pension Plans (continued)

service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70.0% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased 0.5% per year and continued increasing until September 1, 2015. As of September 1, 2015 the TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.1% of teachers’ contributions are used to fund basic benefits and 16.9% of teachers’ contributions are allocated for funding indexing benefits.

On May 16, 2018, the Lieutenant Governor in Council approved a regulation to disburse the restricted surplus held in the Pension Adjustment Account (PAA) over a five-year period commencing with the Cost of Living Adjustment (COLA) granted effective July 1, 2018. The balance of the restricted surplus will be disbursed in equal amounts over the following two years, ending with the COLA effective July 1, 2022. The COLA is limited to the lesser of the maximum percentage the PAA can support, and the full increase in CPI. The COLA can never be negative.

The independent plan actuary determined that there was an actuarial surplus in the PAA of $32.9 million available to support COLA of 1.0% effective July 1, 2021. The surplus of $32.9 million includes restricted surplus of $5.6 million, or 20.0% of the total restricted surplus. However, since the relevant increase in CPI for 2020 was 0.73%, the maximum COLA allowed was restricted by the 100.0% of CPI cap, which resulted in a COLA grant of 0.73% as at July 1, 2021. As a result of the cap limiting the amount of COLA granted, a surplus of $9.0 million was generated, which will be used to support future COLA.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2020 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2020, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $1,419 million (December 31, 2019 - $1,474 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	OTHER GOVERNMENT PLANS
(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3.0% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7.0% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The

86	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

6.	Pension Plans (continued)

Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2.0% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 8.5% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 6A.

The supplemental pension is generally based upon an accrual rate of 3.0% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70.0% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Families.

The lifetime pension calculation equals 1.4% of the member’s highest average pensionable earnings up to the CPP maximum and 2.0% of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the Income Tax Act; and 2.0% of the member’s highest average indexed compensation in any three overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6.0% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

SUMMARY FINANCIAL STATEMENTS	87

6.	Pension Plans (continued)

D.	OTHER PENSION PLANS

(a)	Post-Secondary
(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9.0% of salary less an adjustment for the Canada Pension Plan during the year.

The December 2019 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position. The University is funding the deficiency over fifteen years until the going concern deficit is eliminated. An annual additional payment for fiscal 2021 of $0.2 million was made (2020 - $12 million).

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by 0.25% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

In 2009, the Manitoba Pension Commission advised that the University was required to begin to make additional payments with respect to current service costs in excess of matching contributions of active members and the University. The additional annual current service cost payments for fiscal 2021 was $5 million (2020 - $3 million).

The unamortized net actuarial gains (losses) were determined on the basis of the 2019 actuarial valuation and the 2020 extrapolation for accounting purposes are being amortized over a period of nine years (expected average remaining service life) starting in the year following the year of respective annual actuarial gains or losses arise.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension benefits equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject

88	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

6.	Pension Plans (continued)

to a plan benefit maximum limit of $1,700 per year of pensionable service. At December 2019, the Plan had a going-concern deficiency of $22 million, which the University is addressing by making annual deficiency payments of $3 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8.0% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722 per year of pensionable service for members retired on or before April 1, 2009, and $1,975 for those retiring after that date.

The plan will continue to be subject to the going concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The University will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits in excess of the matching costs. The next going-concern valuation will be performed as at December 31, 2020 and will be completed in 2021.

(b)	Public School Divisions
(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions. As a result, employer contributions equal approximately 112.4% of employee contributions.

SUMMARY FINANCIAL STATEMENTS	89

6.	Pension Plans (continued)

(ii)

Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

School District of Mystery Lake Pension Plan is a defined benefit plan. The School District shall contribute in accordance with the terms of the collective agreements such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event that the School District’s contributions are not sufficient, the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements.

Effective July 1, 2013 employees contribute 5.0% of gross earnings. Prior to July 1, 2013 employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $42 per month per year of service. For clerical workers, the pension benefit is $36.50 per month per year of service.

E.	GOVERNMENT BUSINESS ENTERPRISES

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014 Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

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7.	CONTINGENCIES

A.	CONTINGENT LIABILITIES

i)	Legal Actions

The Government is named in various legal actions. No provision has been made at March 31, 2021 in the accounts where the final results are uncertain, or where the results are likely but the amount of the liability cannot be reasonably estimated.

ii)	Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2020 audited consolidated financial statements indicate that CBS has two wholly-owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE). Together, these captive insurance companies provide Canadian Blood Services with comprehensive blood risk insurance covering losses up to $1 billion. The primary policy held by CBSI has provided coverage up to $300 million, with the secondary policy held by CBSE providing coverage up to $700 million.

CBSI provides insurance coverage up to $300 million with respect to risks associated with the operation of the blood system. The related assets of CBSI as at March 31, 2020 total $467 million (2019 - $469 million). Based upon the above, the Government’s share of the provision for future claims as at March 31, 2020 is offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement whereby the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $700 million in excess of the $300 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $700 million. The members have each issued an indemnity to CBSE on their pro rata share of the $700 million, calculated on the basis of their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $33 million. The Government is not aware of any proceedings that could lead to a claim against it under the indemnity given to CBSE.

iii)	Treaty Land Entitlement Obligations

The Government of Manitoba’s obligations under the treaty land entitlement agreements require Manitoba to transfer administration and control of up to 1,144,331 acres of Crown Land (Selections) and up to 282,123 acres of Manitoba interests in Other Land (Acquisitions) to Canada so as to enable Canada to fulfil its obligations under the treaties between Canada and the First Nations of Manitoba. As of March 31, 2021, Manitoba Entitlement First Nations have collectively Selected and Acquired approximately 1,041,838 acres of Crown Land and Other Land. As of March 31, 2021, Manitoba has transferred administration and control of 676,133 acres of Crown Land and 20,317 acres of Manitoba interests in Other Land to Canada for reserve creation. The Crown Land and Manitoba interests in Other Land have been transferred in accordance with paragraph 11 of the Natural Resources Transfer Agreement (Schedule to Constitution Act, 1930). The transfers include mines and minerals and other interests impliedly reserved under The Crown Lands Act, as well as all other interests of Manitoba in the lands.

SUMMARY FINANCIAL STATEMENTS	91

7.	Contingencies (continued)

iv)	Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydroelectric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $162 million (2020 - $169 million). Manitoba Hydro has also recognized a provision of $29 million (2020 - $27 million) for certain mitigation related obligations arising from ongoing adverse effects of past hydroelectric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

Manitoba Hydro has contracted with an independent third-party pipeline company to increase transportation capacity, which includes a commitment to pay its share of the pre-license development costs associated with the contract, in the event that the federal license is not granted for the project. No obligating events have occurred and so provisions have not been booked.

B.	LOAN GUARANTEES

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized Limit	($ millions) 2021 Actual	2020 Actual

Canadian Museum for Human Rights	25	3	4

Manitoba Agricultural Services Corporation (Note 7B.i)	-	65	68

Manitoba Housing and Renewal Corporation (Note 7B.ii)	20	9	11

Manitoba Student Aid Program	20	-	-

University of Winnipeg (Note 7B.iii)	54	46	29

Other	17	4	4

Total guarantees outstanding	-	127	116

A provision for future losses on guarantees for $10 million (2020 - $11 million) has been recorded in the accounts.

Note 7B.i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions
Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed up to 25% of the maximum amount advanced, up to a maximum loan of $0.7 million for individuals and $1.0 million for partnerships, corporations, and co- operatives.

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7.	Contingencies (continued)

Program	General Terms and Conditions
Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $8 million per association.

Enhanced Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million. This program was discontinued as of April 1, 2019 with outstanding guarantees in run-off status.

Note 7B.ii) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. At March 31, 2021 outstanding guarantees under this authority totalled $9 million (2020 - $11 million).

Note 7B.iii) University of Winnipeg

University of Winnipeg’s controlled entity University of Winnipeg Community Renewal Corporation (UWCRC) guarantees specific debts of UWCRC 2.0, a related but uncontrolled corporation. UWCRC provided guarantees for the following loans:

($ millions)

CMHC Rental Construction Financing Initiative loan for construction of the Muse Flats (209 Colony)	29

CMHC National Co-Investment Fund loan for construction of the West Broadway Commons (167 Colony)	17

C.	GOVERNMENT BUSINESS ENTERPRISE GUARANTEES

As at March 31, 2021, Manitoba Hydro has outstanding Manitoba Hydro-Electric Board Bonds amounting to $121 million (2020 - $121 million). These bonds carry fixed coupon rates that range from 3.72% to 9.10%. The Government guarantees $60 million (2020 - $60 million) of these outstanding bonds.

Manitoba Hydro provides guarantees to counterparties for natural gas purchases. At March 31, 2021, there is an outstanding guarantee totalling $30 million (2020 - $30 million) which matures October 31, 2022. Letters of credit for $72 million (2020 - $72 million) have been issued for construction and energy related transactions with maturities until 2049.

The Deposit Guarantee Corporation of Manitoba (Corporation) has guaranteed $34.1 billion in credit union deposits at the end of December 31, 2020 (December 31, 2019 - $31.3 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

SUMMARY FINANCIAL STATEMENTS	93

8.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2022	2023	2024	2025	2026	2027	Total
						and thereafter

Government Organizations and components

Service contracts	298	119	70	58	89	116	750

Rental of capital assets	96	70	55	48	38	250	557

Acquisition or construction of capital assets	596	150	142	143	148	607	1,786

Other contracts	41	13	11	4	1	-	70

Government Business Enterprises	34	36	27	23	20	30	170

Total	1,065	388	305	276	296	1,003	3,333

Other significant obligations not included in the table are:

GOVERNMENT ORGANIZATIONS

Government organizations have entered into contractual arrangements related to construction projects totalling $341 million (2020 - $474 million), and details relating to the settlement year cannot be reasonably estimated.

GOVERNMENT BUSINESS ENTERPRISE CONTRACTUAL OBLIGATIONS

Manitoba Hydro has energy purchase commitments of $1,913 million (2020 - $2,534 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts) and electricity.

Commitments are primarily for transmission right access which expire in 2041, wind and solar purchases which expire in 2040 and natural gas purchases which expire in 2038. In addition, other outstanding commitments principally for construction are approximately $1,561 million (2020 - $1,737 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $nil (2020 - $15 million) related to the casino and liquor operations construction projects.

9.	DEBT SERVICING

Debt servicing costs of $969 million (2020 - $1,037 million) are net of interest recoveries from GBEs of $858 million (2020 - $838 million), interest on provincial debt held as investments of $5 million (2020 - $12 million) and includes $14 million (2020 - $5 million) representing interest expense of government organizations. GBEs debt servicing costs of $859 million (2020 - $852 million) are reported in Schedule 3.

10.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2021 amounts held in trust were as follows:

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10.	Amounts Held in Trust (continued)

	Valuation	($ millions)
	Method	2021 Actual	2020 Actual

Various Universities and Colleges	cost	549	541

The Public Guardian and Trustee of Manitoba	various	301	277

Production Insurance Trust	cost	525	472

The Public Service Group Insurance Fund	market	282	235

Manitoba Development Corporation	cost	39	54

Hail Insurance Trust	cost	74	61

Other Fiduciary Trust	various	60	58

Custodial trust held by Departments	various	19	19

Suitor’s Money Act	cost	9	15

		1,858	1,732

Universities and Colleges hold endowment and trust funds in the form of cash, cash equivalents, bonds, equities, real estate and other securities.

The Public Guardian and Trustee of Manitoba administers the estates and trusts of mentally disabled persons, deceased persons, and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

Manitoba Agricultural Services Corporation (MASC) is the trustee for the Production Insurance Trust and the Hail Insurance Trust. These trusts were created for the benefit of program participants. The trusts will be used to pay program indemnities to participating producers. Funding for the trusts will be provided based on insurance premiums collected by MASC.

The Public Service Group Insurance Fund is administered by the Civil Service Superannuation Board. It includes three plans to provide life insurance, accidental death and disablement insurance, and dependents insurance for eligible employees and retired employees (and their eligible dependents) of the Government of Manitoba and most of its Agencies and Boards. These funds are in the form of cash, cash equivalents and equities.

Manitoba Development Corporation administers funds from the Business Investor Stream of the Provincial Nominee Program. These funds are invested in the form of cash, cash equivalents, bonds and investments.

Other Fiduciary Trust funds are interest bearing deposits which are pooled with the Government’s investments in order to earn a market rate of interest. Government departments also hold custodial trust funds in the form of bonds and other securities.

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. Varieties of strategies are used, including the use of derivative financial instruments (derivatives).

SUMMARY FINANCIAL STATEMENTS	95

11.	Risk Management and the Use of Derivative Financial Instruments (continued)

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

FOREIGN EXCHANGE RISK

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $ nil (2020 - $ nil). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The policy has effectively hedged the foreign currency debt principal and interest payments in relation to general purpose debt.

Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

INTEREST RATE RISK

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2021 was 93% at fixed rates and 7% at floating rates (2020 - 91% at fixed rates and 9% at floating rates). A 1.0% (100 basis points) movement in interest rates on the 7% floating rate debt for an entire year would increase/ decrease debt servicing costs, net of recoveries, by $21 million (2020 - $26 million).

CREDIT RISK

Credit risk is the risk that a counterparty will default on its contractual obligations. The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2021 the Government has a gross credit risk exposure related to derivatives of $383 million (2020 - $20 million).

LIQUIDITY RISK

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

96	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

11.	Risk Management and the Use of Derivative Financial Instruments (continued)

DERIVATIVE PORTFOLIO

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

		($ millions)
	2021 Actual		2020 Actual

	Notional Value	Fair Value	Notional Value	Fair Value

Interest rate and cross currency swaps	48,629	(64)	50,969	(1,289)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price is applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and is generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	ACCOUNTS RECEIVABLE AND LOANS AND ADVANCES

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	INVESTMENTS

MPIC holds $567 million (2020 - $611 million) of Provincial bonds and debentures with maturities dates ranging from 2021 to 2052 and interest rates ranging from 3.0% to 7.0%.

C.	WATER POWER RENTALS

Water power rental fees charged to Manitoba Hydro, for $117 million (2020 - $115 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

SUMMARY FINANCIAL STATEMENTS	97

12.	Significant Transactions with Government Business Enterprises (continued)

D.	FEES ON GOVERNMENT GUARANTEES

Manitoba Hydro remitted $222 million (2020 - $207 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	DRIVER LICENSING OPERATIONS

The Government, by agreement, paid $30 million (2020 - $30 million) to MPIC for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $25 million (2020 - $26 million) and motor vehicle registration fees totalling $187 million (2020 - $192 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	OTHER REVENUE

Manitoba Liquor and Lotteries Corporation provided $5 million in funding to the Addictions Foundation of Manitoba for the year ended March 31, 2021 (2020 - $5 million) for addictions and problem gambling services programs. In addition, the Corporation provided $5 million (2020 - $5 million) in funding to the Liquor, Gaming and Cannabis Authority of Manitoba and the Ministry of Crown Services through the payment of annual licence fees and levies.

Manitoba Hydro paid the Government $117 million (2020 - $112 million) for corporation capital tax. MPIC paid the Government $32 million (2020 - $44 million) for insurance premium tax. GBEs paid the Government a combined total of $18 million (2020 - $18 million) for Levy for Health and Education.

MPIC paid the Manitoba Health Services Insurance Fund $30 million (2020 - $30 million) to cover non-insured medical expenses.

These amounts are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

13.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2021 Actual	2020 Actual

Severance	468	463

Long term disability income plan	41	40

Workers compensation claims	58	49

	567	552

The severance liability is valued using discount rates that range from 2.60% to 5.75% and salary increase rates that range from 1.82% to 3.75%. Unamortized actuarial gains and losses are amortized over the estimated average remaining service life (EARSL). Periods range from 7.8 to 15 years. As of March 31, 2021, net unamortized losses were $40 million (March 31, 2020 - $26 million).

The long term disability income plan is valued using a discount rate of 3.30%. Actuarial gains and losses are recognized as income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2020 valuation was prepared using a discount rate of 5.75% and a salary increase rate of 3.25%. Actuarial gains and losses are recognized as income as they occur.

98	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Revenue and Expense, excludes $1,977 million in supplementary estimates related to the departments. The original budget estimate amounts plus the $1,977 million in supplementary estimates becomes the revised estimates, against which expenses in excess of legislative authority are determined. Based upon the revised estimates, the following departments were over-expended at March 31, 2021:

PART A – OPERATING EXPENSE:

($ millions)

Central Services	91
Conservation and Climate	177
Employee Pensions and Other Costs	5
Emergency and Other Appropriations	31

15.	LIABILITY FOR CONTAMINATED SITES

The Province reports environmental liabilities related to the management and remediation of contaminated sites where the Province is obligated to incur such costs. A contaminated sites liability of $379 million (2020 - $265 million) has been recorded based on environmental assessments or estimations for those sites where an assessment has not been conducted.

As of March 31, 2021 the Province has identified 556 sites which require remediation from contamination.

The Province is responsible for the risk management and potential remediation of certain orphaned and abandoned mine sites that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site. The liability also includes sites associated with highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyaromatic hydrocarbons, BTEX, toxic heavy metals, polychlorinated biphenyl and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s weighted average cost of capital. Remediation at three sites requires the operation of water treatment systems for the next 40 years. Expenditures of $198 million for the future operation of the water treatment plants have been discounted at 3.2% over the next 40 years. The assumed rate of inflation is 2.0%.

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations, cannot be made at this time. No provision has been included for these items as of March 31, 2021.

SUMMARY FINANCIAL STATEMENTS	99

16.	RELATED PARTY DISCLOSURES

A related party exists when one party has the ability to exercise control or shared control over the other. Related parties include key management personnel, their close family members and the entities they control or have shared control over. For the summary financial statements, related party transactions do not include transactions and balances eliminated on consolidation and those with entities accounted for under the modified equity method. Related parties do not include restructuring transactions, disclosure of key management personnel compensation arrangements, expense allowances, and other similar payments routinely paid in exchange for services rendered.

Related party transactions are disclosed if they occurred at a value different from that which would have been arrived if the parties were unrelated and the transaction has a material effect on the summary financial statements.

For the year ended March 31, 2021, there were no material related party transactions or balances to disclose.

17.	TRANSFERS TO THE WINNIPEG FOUNDATION

During the fiscal year, the Province transferred and deposited $98 million (2020 - $119 million) in various trust accounts either directly or on behalf of certain Manitoba community foundations to The Winnipeg Foundation (TWF). TWF is a registered charity and is classified as a public foundation for the purposes of the Income Tax Act (Canada).

The funds transferred to the trust are irrevocable. The trust funds are administered and invested by TWF for the purpose of generating revenue for purposes specified in the trust agreements. The trusts are not controlled by the Province and therefore are not consolidated as part of the GRE. The total transfers have been expensed in the following ministries and the balances as at March 31, 2021 are as follows:

100	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

17.	Transfers to the Winnipeg Foundation (continued)

Trust Balances at The Winnipeg Foundation (listed at cost)

	$ (millions)
	2021 Actual	2020 Actual

Agriculture and Resource Development
Fish and Wildlife Enhancement Fund	22	20
GROW	52	52
Wetlands GROW	50	50
Highway One West Shelterbelt Renewal	2	2
Conservation Trust Fund	102	102
Manitoba Habitat Heritage Corporation Fund Foundation	15	15
Harry J. Enns Oak Hammock Marsh Fund	6	6
Oak Hammock Marsh Capital Renewal	2	2
Fort Whyte Endowment Fund	4	4
Watershed District Association	3	-
Growing Outcomes in Watersheds Trust Fund	3	-
Hunter Education and Firearms Safety	2	-

Conservation and Climate
Provincial Parks Endowment Fund	20	-

Families
Child Care Sustainability Fund	2	2
Employment and Income Assistance Fund	20	-
Manitoba Accessibility Fund	20	-

Municipal Relations
Trails Manitoba Endowment Fund	8	8
Endow Manitoba Fund	10	10
Manitoba Trails Strategic Fund – Rural	3	-

Sport, Culture and Heritage
Signature Museum Sustainability Funds	10	10
Manitoba Heritage Trust Program	5	5
Military Memorials Conservation Fund	2	2
The Bay Building Heritage Preservation Fund	25	-

	388	290

SUMMARY FINANCIAL STATEMENTS	101

18.	CONTRACTUAL RIGHTS

The Government is involved in various contracts and agreements arising in the ordinary course of business. This results in contractual rights to economic resources, leading to both assets and revenue in the future. The total amounts outstanding from these agreements at March 31, 2021 are as follows:

($ millions)	2022	2023	2024	2025	2026	2027	Total

						and thereafter

Federal transfers - Capital	72	40	22	9	1	4	148
Federal transfers - Operating	80	17	1	1	1	-	100
Lease and rental agreements	140	138	136	135	135	188	872
Other	14	14	15	15	16	327	401

Total	306	209	174	160	153	519	1,521

Under section 22(4) of The Manitoba Liquor and Lotteries Corporation Act, the Province is entitled to receive the net revenue from the Manitoba Liquor And Lotteries Corporation. The future amounts to be received are unknown; therefore, they have not been included in the table above. These contractual rights could be significant.

The contractual rights for water power rentals included in Lease and rental agreements has been estimated using the current year’s revenue for the next 6 years. This contract has no expiration date and amounts beyond 2027 may be significant. Contractual rights amounts relating to Provincial Park land leases with cottagers included in Lease and rental agreements have been calculated based on the current year revenue for the next 6 years. These lease agreements have various expiration dates, however, the amounts beyond 2027 are not included and these future amounts could be significant.

The Province is also entitled to receive investment revenue from various investments held in irrevocable trusts by The Winnipeg Foundation. The amount of revenue to be received is unknown and dependent on the rate of return earned on the investments.

Manitoba Hydro has dependable export sales contracts to U.S. and Canada totaling approximately $9.5 billion expiring in 2052. Dependable sales are export contracts sourced from Manitoba Hydro’s hydraulic energy available during lowest water conditions.

19.	ADJUSTMENTS TO ACCUMULATED DEFICIT

Effective for fiscal years beginning on or after January 1, 2009, local governments were required to record their tangible capital assets in their financial statements. An analysis of unincorporated communities’ tangible capital assets was recently concluded and effective April 1, 2019, the Government has made an adjustment to record these tangible capital assets in these financial statements. The adjustment decreased the opening net accumulated deficit at April 1, 2020 by $58 million (2019 - $58 million). Amortization charges for the year ended March 31, 2020 were nil.

102	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

20.	IMPACT OF COVID-19 PANDEMIC

Through the entire 2020/21 fiscal year, the Government maintained a state of emergency in response to the COVID–19 pandemic. The government’s response to the COVID–19 pandemic had a significant financial impact on the summary financial statements for the year ended March 31, 2021.

The Province received equipment and supplies at no cost from the Government of Canada in response to COVID-19. These are recorded at fair value estimated to be $63 million. No amounts have been recorded for the COVID-19 vaccines because the fair value of these vaccines received from the Government of Canada cannot be reasonably determined. Due to confidentiality clauses embedded in contracts between the Government of Canada and the various COVID-19 vaccine manufacturers, information related to the price per dose of vaccine could not be shared with the Province.

The pandemic has increased measurement uncertainty as noted in Note 1.E Measurement uncertainty. The COVID-19 pandemic has increased risks related to the operations and financial reporting processes of the Province and for this reason the pandemic has been identified as a key audit matter by the Auditor General. Many staff worked remotely during the fiscal year. There is inevitably an increase in risk due to the remote accessing of information technology systems.

An additional $1,977 million in expenditure authority was authorized for fiscal year 2020/21 by the Legislative Assembly to support the pandemic response and economic recovery. The future financial impacts of the pandemic on the province are ongoing and cannot be fully determined at this time.

21.	RESTATED BUDGET

The restated budget on the Consolidated Statement of Revenue and Expense are taken from Budget 2020 as presented to the Legislative Assembly on March 19, 2020 and restated for comparability to the current year results.

Refer to Schedule 10 for further details. The restated amounts do not include other authorizations granted for COVID-19 in subsequent Main Estimates Supplements of $1,977 million.

22.	COMPARATIVE FIGURES

On January 5, 2021, the Government announced organizational changes that resulted in certain functions being transferred between departments. As a result, certain 2020 financial statement balances have also been reclassified to be presented on the same basis as the 2021 results.

SUMMARY FINANCIAL STATEMENTS	103

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2021

	($millions)

	2021 Actual	2020 Actual

TAXATION:
Income taxes	244	254
Retail sales tax	264	231
Other taxes	146	135

	654	620

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	532	646
Other	506	468

	1,038	1,114

OTHER:
Health and social services	185	175
Government business enterprises	23	18
Sundry departmental revenue	158	112
Other	259	167

	625	472

	2,317	2,206

Less: Allowances	416	349

Total Amounts Receivable	1,901	1,857

104	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2021

	($ millions)
	2021 Actual	2020 Actual
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	23,937	23,078
Manitoba Liquor and Lotteries Corporation	357	381

	24,294	23,459
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	23,937	23,078

	357	381

OTHER:
Loans and mortgages - Note a	1,039	1,099
Stadium loan - Note b	137	137
Manitoba student loans - Note c	223	182
Family services agencies - Note d	26	27
Other	58	32

	1,483	1,477

TOTAL LOANS AND ADVANCES	1,840	1,858
Less: Valuation allowance	249	254

NET LOANS AND ADVANCES	1,591	1,604

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2120, bearing interest at either:

i)	Fixed with rates ranging from 1.25% to 10.50%; or

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.61% and the highest set at 0.93% as at March 31, 2021.

Note a

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2046, bearing interest at rates ranging from 2.50% to 9.00%.	901	943

ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest at rates ranging from 0% to 13.50%.	72	80

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0% to 5.88%.	43	52

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2031, bearing interest at rates ranging from 4.50% to 8.08%.	23	24

		1,039	1,099

Note b	Stadium loan to Triple B Stadium Inc., bearing interest at 4.65%; and issued in two phases, with Phase 1 due in varying annual amounts to 2038 and Phase 2 due in annual payments of principal and interest to 2058.

Note c	Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.

Note d	Advances to provide family services agencies with prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

SUMMARY FINANCIAL STATEMENTS	105

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2021

CHANGES IN EQUITY	($ millions) UTILITY	INSURANCE	FINANCE	TOTAL 2021	TOTAL 2020
Results from Operations:
Revenues from operations	2,845	1,593	1,270	5,708	5,872

Expenses: From operations	1,880	1,537	832	4,249	4,107
Debt servicing	846	-	13	859	852

Total expenses	2,726	1,537	845	5,108	4,959

Net income	119	56	425	600	913
Other comprehensive income (loss)	187	56	-	243	69

Total comprehensive income	306	112	425	843	982
Transfers to the Government	-	-	(425)	(425)	(606)

Net increase in equity in government business enterprises	306	112	-	418	376

FINANCIAL POSITION
Assets:
Cash and temporary investments	1,142	184	51	1,377	1,234
Amounts receivable	464	514	55	1,033	975
Portfolio investments: Due from Government and government organizations	-	591	-	591	629
Due from others	-	3,267	-	3,267	2,847
Capital assets	26,023	143	338	26,504	25,662
Other assets	3,086	123	146	3,355	2,993

Total assets	30,715	4,822	590	36,127	34,340

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	2,769	1,051	164	3,984	3,594
Long-term debt: Owing to Government	23,937	-	357	24,294	23,459
Other borrowings, discounts and deferred transaction costs	249	7	64	320	283
Net pension obligations	737	458	-	1,195	1,141
Future cost of existing claims	-	2,182	-	2,182	2,150

Total liabilities	27,692	3,698	585	31,975	30,627

Equity:
Non-controlling interests	323	-	-	323	302
Equity in government business enterprises	2,700	1,124	5	3,829	3,411

Total equity	3,023	1,124	5	4,152	3,713

Total liabilities and equity	30,715	4,822	590	36,127	34,340

EQUITY COMPRISED OF:
Retained earnings	3,260	1,107	5	4,372	4,197
Accumulated other comprehensive income (loss)	(560)	17	-	(543)	(786)

Equity in government business enterprises	2,700	1,124	5	3,829	3,411

Note: For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end. The financial statements of the Manitoba Public Insurance Corporation for the 2019/20 fiscal period includes 13 months ending March 31, 2020.

106	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF BORROWINGS

As at March 31, 2021

		($ millions)

			Canada		Promissory Notes
			Pension	Loans and	and
Fiscal Year of Maturity	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
	Cdn	US	Cdn	Cdn	Cdn	2021	2020
						Actual	Actual
2021	-	-	-	-	-	-	5,834
2022	2,480	377	-	1	2,025	4,883	2,907
2023	2,529	189	-	-	-	2,718	2,741
2024	2,788	440	-	-	-	3,228	2,884
2025	3,473	-	-	-	-	3,473	3,473
2026	3,965	-	-	-	-	3,965	2,735

2021-2026	15,235	1,006	-	1	2,025	18,267	20,574

2027-2031	11,735	-	-	-	-	11,735	8,879
2032-2041	7,155	-	300	-	-	7,455	6,003
2042-2071	16,289	-	178	-	-	16,467	16,278
2072-2122	600	-	-	-	-	600	-

2027-2122	35,779	-	478	-	-	36,257	31,160

2022-2057 Government Organizations	453	-	-	248	-	701	766

Total borrowings	51,467	1,006	478	249	2,025	55,225	52,500

Reduced by:
Debt incurred for and repayable by the Manitoba Hydro-Electric Board						(23,937)	(23,078)
Unamortized debt issue costs						(287)	(277)
Unamortized gains and losses on derivative contracts						435	268
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(97)	(141)

						31,339	29,272

	March 31/21 Cdn $ Valuation (See Notes)	March 31/20 Cdn $ Valuation (See Notes)
Borrowings payable in:
Canadian dollars	42,257	37,996
Foreign issues hedged to Canadian dollars	11,962	13,014
U.S. dollars	377	426
Issues hedged to U.S. dollars	629	1,064

Total borrowings	55,225	52,500

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.
Note c:	Interest rates on these borrowings fall into one of two categories:
i) Fixed with rates ranging from 1.32% to 10.68%.
ii) Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.22% and the highest set at 2.09% as at March 31, 2021.

SUMMARY FINANCIAL STATEMENTS	107

SCHEDULE 5

SUMMARY FINANCIAL STATEMENT

CONSOLIDATED STATEMENTS OF ACCOUNTS PAYABLE, ACCRUED

CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2021

	($ millions)

	2021 Actual	2020 Actual

ACCOUNTS PAYABLE	2,272	1,507

ACCRUED CHARGES:
Interest	184	200
Disaster financial assistance	99	62
Liability for contaminated sites (Note 15)	379	265
Salaries and benefits	1,138	975
Employee future benefits (Note 13)	568	552
Other	397	177

	2,765	2,231

PROVISION FOR FUTURE LOSSES (Note 7)	10	11

UNEARNED REVENUE	704	650

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	5,751	4,399

108	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2021

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2021	2020
			(Note A)	(Note A)	(Note A)

ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	3,295	4,412	1,644	594	150	10,095	9,780
Current service costs	82	111	67	18	4	282	284
Interest cost on benefit obligation	184	262	88	34	7	575	562
Change in actuarial (gains) losses and reserves	29	-	37	1	-	67	56
Benefits paid	(258)	(231)	(129)	(32)	(8)	(658)	(587)

Obligation at end of year	3,332	4,554	1,707	615	153	10,361	10,095

PLAN ASSETS
Plan assets at beginning of year	2,320	2,413	1,643	592	57	7,025	6,861
Employer contributions	92	121	41	12	7	273	281
Employee contributions	-	-	30	10	1	41	43
Transfer of plan assets	-	-	-	-	-	-	2
Benefits paid	(258)	(231)	(129)	(32)	(8)	(658)	(587)
Expected return on plan assets	127	146	84	33	3	393	387
Experience gains (losses)	126	252	31	11	1	421	38

Market value of plan assets	2,407	2,701	1,700	626	61	7,495	7,025
Deferred investment losses (gains)	(117)	(128)	(97)	-	1	(341)	(38)

Market related value of plan assets	2,290	2,573	1,603	626	62	7,154	6,987

PENSION LIABILITY
Plan deficit (surplus)	1,042	1,981	104	(11)	91	3,207	3,108
Unamortized actuarial gains (losses)	18	43	12	(10)	(7)	56	(32)
Surplus adjustments (Note B)	-	-	-	22	7	29	21

Pension liability	1,060	2,024	116	1	91	3,292	3,097

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	82	111	67	18	4	282	284
Interest cost on benefit obligation	184	262	88	34	7	575	561
Return on plan assets	(127)	(146)	(84)	(33)	(3)	(393)	(387)
Employee contributions	-	-	(30)	(10)	(1)	(41)	(44)
Amortization of actuarial (gains) losses	3	17	13	4	2	39	46
Change in surplus adjustments	-	-	-	7	1	8	(6)

Defined benefit pension plan expense	142	244	54	20	10	470	454

Defined contribution pension plan expense	-	-	6	25	198	229	228

SUMMARY FINANCIAL STATEMENTS	109

SCHEDULE 6 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2021

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans	Public School Division Plans	Other Plans	Total 2021	Total 2020

MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	20,300	23,500	5,400	5,100	200	54,500	54,900
Number of pensioners	17,200	16,000	2,600	2,200	300	38,300	37,300

Total number of plan members	37,500	39,500	8,000	7,300	500	92,800	92,200

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	5.75%	6.00%	5.20% - 5.50%	4.75% - 5.75%	3.20% - 5.50%
Expected long-term rate of return	5.75%	6.00%	5.20% - 5.50%	4.75% - 5.75%	3.20% - 5.50%
Inflation	2.00%	2.00%	2.00% - 2.50%	0.75% - 2.50%	2.00% - 2.00%
Real rate of return	3.75%	4.00%	3.00% - 3.30%	2.75% - 4.75%	1.20% - 3.50%
Rate of salary increase	3.75%	2.50%	1.00% - 3.00%	3.00% - 4.50%	0.00% - 3.75%
Latest valuation	(Note C)	(Note C)	(Note C)	(Note C)	(Note C)

Note A:

Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:	For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL

- Civil Service Superannuation Plan	Dec-19	13.0
- Teachers’ Retirement Allowance Plan	Jan-18	12.0
- University of Manitoba Pension Plans	Dec-19	9.0
- University of Winnipeg Pension Plan	Dec-19	6.2
- Brandon University Retirement Plan	Dec-19	9.0
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-19	11.4
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-19	14.0
- Retirement Plan for Employees of Frontier School Division	Dec-19	13.1
- School District of Mystery Lake	Jun-18	16.7
- Members of Legislative Assembly Pension Plan	Mar-20	0.0
- Legislative Assembly Pension Plan	Dec-19	9.0
- Judges’ Supplemental Pension Plan	Mar-20	9.2
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-19	0.0

110	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2021

($ millions)

	General Capital Assets					Infrastructure				Totals
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction Note b	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under Construction Note b	2021	2020
										Actual	Restated
Cost

Opening cost	329	10,793	2,793	1,256	704	576	7,208	760	137	24,556	23,984
Restatements - Note a	-	34	12	-	5	86	25	-	-	162	(77)

Adjusted Opening Balance	329	10,827	2,805	1,256	709	662	7,233	760	137	24,718	23,907

Add:
Additions during the year	7	287	98	23	260	37	275	(2)	76	1,061	1,025
Less:
Disposals and write downs	(32)	(5)	(73)	(19)	(18)	(3)	(2)	-	(2)	(154)	(214)
Settlements and reclassifications	1	129	52	3	(185)	2	51	6	(59)	-	-

Closing cost	305	11,238	2,882	1,263	766	698	7,557	764	152	25,625	24,718

Accumulated amortization

Opening accumulated amortization	-	4,484	2,049	897	-	102	2,888	153	-	10,573	10,127
Restatements - Note a		26	8	-	-	52	18	-	-	104	(74)

Adjusted Opening Balance	-	4,510	2,057	897	-	154	2,906	153	-	10,677	10,053

Add:
Amortization	-	310	151	66	-	9	235	12	-	783	745
Less:
Accumulated amortization on disposals and write downs	-	(6)	(65)	(18)	-	(1)	-	-	-	(90)	(121)

Closing accumulated amortization	-	4,814	2,143	945	-	162	3,141	165	-	11,370	10,677

Net Book Value of Tangible Capital Assets	305	6,424	739	318	766	536	4,416	599	152	14,255	14,041

Note a - Restatements are related to the inclusion of unincorporated communities’ tangible capital assets.

Note b - During the year the Province capitalized $3 million of interest relating to assets under construction (2020 - $6 million).

SUMMARY FINANCIAL STATEMENTS	111

SCHEDULE 8

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS ENTERPRISES COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH	EDUCATION AND ECONOMIC DEVELOPMENT

Health and Seniors Care	Advanced Education, Skills and Immigration
CancerCare Manitoba	Assiniboine Community College
Manitoba Health Services Insurance Plan - Note f	Brandon University
Not-for-Profit Personal Care Homes and Community Health Agencies	Helen Betty Osborne Memorial Foundation - Note f
3885136 Manitoba Association Inc. (operating as Calvary	Red River College
Place Personal Care Home)	UniversitÈ de Saint-Boniface
Actionmarguerite (Saint-Boniface) (Saint-Vital) and (St. Joseph)	University College of The North
Bethania Menonite Personal Care Home, Inc.	University of Manitoba
Clinique Youville Clinic Inc.	University of Winnipeg
Donwood Manor Personal Care Home Inc.
Eden Mental Health Centre	Education
Fred Douglas Personal Care Home	Manitoba Learning Resource Centre - Note f
Holy Family Home Inc. and Sisters Servants of Mary	Public School Divisions
Immaculate Plant Fund	Beautiful Plains School Division
Hope Centre Health Care Incorporated	Border Land School Division
Klinic Incorporated	Brandon School Division
LHC Personal Care Home Inc.	Division scolaire franco-manitobaine
Luther Home Corporation	Evergreen School Division
MFL Occupational Health and Safety Centre Inc.	Flin Flon School Division
Main Street Project, Inc.	Fort La Bosse School Division
Meadowood Manor	Frontier School Division
Menno Home for the Aged Inc. (Personal Care Home	Garden Valley School Division
1122 Division)	Hanover School Division
Mount Carmel Clinic	Interlake School Division
Nine Circles Community Health Centre Inc.	Kelsey School Division
Niverville Heritage PCH Inc.	Lakeshore School Division
NorWest Co-op Community Health Centre, Inc.	Lord Selkirk School Division
Odd Fellows and Rebekahs (Personal Care Homes	Louis Riel School Division
Inc. Golden Links Lodge)	Manitoba Institute of Trades and Technology
Park Manor Care Inc.	Mountain View School Division
Pembina Place Mennonite Personal Care Home Inc.	Mystery Lake School District
Prairie View Lodge	Park West School Division
Rest Haven Nursing Home	Pembina Trails School Division
Rock Lake Health District	Pine Creek School Division
Salem Home Inc.	Portage la Prairie School Division
Sexuality Education Resource Centre Manitoba, Inc.	Prairie Rose School Division
Southeast Personal Care Home Inc.	Prairie Spirit School Division
Tabor Home Inc.	Red River Valley School Division
The Convalescent Home of Winnipeg	River East Transcona School Division
The Salvation Army Golden West Centennial Lodge	Rolling River School Division
The Saul and Claribel Simkin Centre Personal Care Home Inc.	Seine River School Division
The Saul and Claribel Simkin Centre Foundation Inc. - Note f	Seven Oaks School Division
Villa Youville Inc. - Nursing	Southwest Horizon School Division
West Park Manor Personal Care Home Inc.	St James-Assiniboia School Division
Women’s Health Clinic Inc.	Sunrise School Division
Regional Health Authorities (including controlled organizations)	Swan Valley School Division
Interlake-Eastern Regional Health Authority	Turtle Mountain School Division
Northern Regional Health Authority Inc.	Turtle River School Division
Prairie Mountain Health	Western School Division
Southern Health-SantÈ Sud	Whiteshell School District
Winnipeg Regional Health Authority	Winnipeg School Division
Rehabilitation Centre for Children, Inc.	Public Schools Finance Board - Note f
St.Amant Inc.
Shared Health Inc.

Mental Health, Wellness and Recovery

Addictions Foundation of Manitoba

To view the results of these entities please visit Province of Manitoba | https://www.gov.mb.ca/government/finances

112	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

SCHEDULE 8 (cont’d)

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

EDUCATION AND ECONOMIC DEVELOPMENT (continued)	JUSTICE AND OTHER EXPENDITURES

Economic Development and Jobs	Civil Service Commission
Community Revitalization Fund - Note f	Crown Services
Communities Economic Development Fund	Employee Pensions and Other Costs
Co-operative Loans and Loans Guarantee Board - Note f	Executive Council
Economic Development Winnipeg Inc. - Note c	Legislative and Public Affairs
Industrial Technology Centre	Legislative Assembly
Manitoba Development Corporation	Tax Credits
Manitoba Opportunities Fund Ltd.
Research Manitoba	Central Services
Rural Manitoba Economic Development Corporation	Leaf Rapids Town Properties Ltd.
Travel Manitoba	Manitoba Education, Research and Learning
Information Networks (MERLIN)
FAMILIES	Materials Distribution Agency
Vehicle and Equipment Management Agency
Families
General Child and Family Services Authority	Finance
Manitoba Housing and Renewal Corporation	Entrepreneurship Manitoba
Financial Literacy Fund - Note f
COMMUNITY AND RESOURCE DEVELOPMENT	Funeral Board of Manitoba
Insurance Council of Manitoba
Agriculture and Resource Development	Land Titles Assurance Fund - Note f
Abandonment Reserve Fund	Manitoba Financial Services Agency
Farm Machinery and Equipment Act Fund - Note f	Pension Asset Fund
Fish and Wildlife Enhancement Fund - Note f	Special Operating Agencies Financing Authority
Food Development Centre - Note f	The Public Guardian and Trustee of Manitoba
Manitoba Agricultural Services Corporation	Vital Statistics Agency - Note f
Manitoba Habitat Heritage Corporation - Note f	Workplace Safety and Health Public
Manitoba Potash Corporation	Education Fund - Note f
Mining Community Reserve - Note f	Justice
Mining Rehabilitation Reserve Fund	Legal Aid Manitoba
Quarry Rehabilitation Reserve Fund	Liquor, Gaming and Cannabis Authority of Manitoba
Veterinary Science Scholarship Fund - Note f	Manitoba Horse Racing Commission - Note f
Manitoba Law Reform Commission
Conservation and Climate	Victims Assistance Fund - Note f
Efficiency Manitoba Inc.
Manitoba Hazardous Waste Management Corporation	Sport, Culture and Heritage
Waste Reduction and Recycling Support Fund - Note f	Le Centre culturel franco-manitobain
Manitoba Arts Council
Indigenous and Northern Relations	Manitoba Centennial Centre Corporation
Manitoba Combative Sports Commission
Infrastructure	Manitoba Film and Sound Recording
Manitoba Trucking Productivity Improvement Fund - Note f	Development Corporation
Sport Manitoba Inc.
Municipal Relations
Manitoba Water Services Board	GOVERNMENT BUSINESS ENTERPRISES:
North Portage Development Corporation - Note b	(Schedule 3)
Utility:
General Government	Manitoba Hydro-Electric Board - Note a
Public Debt	Insurance:
Deposit Guarantee Corporation of Manitoba - Note e
SPECIAL ACCOUNTS, not attached to a Sector or Department	Manitoba Public Insurance Corporation - Note a
Rainy Day Fund - Note d	Finance:
Manitoba Liquor and Lotteries Corporation - Note a

Notes:

a. This entity reports to Crown Services.

b. North Portage Development Corporation is a government business partnership.

c. Economic Development Winnipeg is a government partnership.

d. Fiscal Stabilization Account

e. This entity reports to Finance.

f. This is the last year the entity will be reported in the GRE.

To view the results of these entities please visit Province of Manitoba | https://www.gov.mb.ca/government/finances

SUMMARY FINANCIAL STATEMENTS	113

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTs

CONSOLIDATEDSTATEMENTS OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2021

			($ millions)

							Community
			Education and				and Resource
	Health		Economic Development		Families		Development
	2021	2020	2021	2020	2021	2020	2021	2020
	Actual	Restated	Actual	Restated	Actual	Restated	Actual	Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	-	-	-	-	-	-
Other taxes	-	-	943	919	-	-	-
Fees and other revenue	535	614	739	835	139	172	624	630
Federal transfers	1,604	1,574	295	255	63	72	116	151
Contributions from entities within the Government Reporting Entity	98	60	266	264	1	-	3	-
Sinking funds and other investment earnings	6	6	49	56	-	1	2	6

TOTAL REVENUE	2,243	2,254	2,292	2,329	203	245	745	787

EXPENSE
Personnel services	4,277	3,827	3,335	3,290	169	210	297	301
Grants/Transfer payments	1,634	1,725	496	374	386	371	912	625
Transportation	71	82	15	36	2	3	36	44
Communication	23	14	29	34	5	4	8	8
Supplies and services	978	907	479	512	156	150	329	151
Social assistance related	-	-	138	96	1,393	1,408	199	211
Other operating	244	143	19	16	94	28	156 *	102
Debt servicing	56	51	88	94	41	43	27	28
Minor capital	19	17	97	78	-	-	5	3
Amortization	213	196	178	170	59	54	262	251

TOTAL EXPENSE	7,515	6,962	4,874	4,700	2,305	2,271	2,231	1,724

NET INCOME (LOSS) FOR THE YEAR	(5,272)	(4,708)	(2,582)	(2,371)	(2,102)	(2,026)	(1,486)	(937)

* As of February 1, 2021, Manitoba Habitat Heritage Corporation was incorporated under The Corporations Act and ceased to be an reporting entity of the Province. As a result of this change in control, $48 million has been included in Other operating expenses of the Community and Resource Development sector.

114	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21

SCHEDULE 9 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2021	($ millions)

	Justice and		General Government		Adjustments
	Other Expenditures		(Note a)		(Note b)		Total
	2021	2020	2021	2020	2021	2020	2021	2020
	Actual	Restated	Actual	Restated	Actual	Restated	Actual	Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	4,199	4,515	-	-	4,199	4,515
Other taxes	-	-	3,533	3,618	(47)	(45)	4,429	4,492
Fees and other revenue	308	224	5	7	(18)	(17)	2,332	2,465
Federal transfers	140	23	3,718	2,804	-	-	5,936	4,879
Contributions from entities within the Government Reporting Entity	(6)	-	600	913	(362)	(324)	600	913
Sinking funds and other investment earnings	(10)	2	276	306	-	-	323	377

TOTAL REVENUE	432	249	12,331	12,163	(427)	(386)	17,819	17,641

EXPENSE
Personnel services	644	596	6	3	12	14	8,740	8,241
Grants/Transfer payments	534	131	162	27	(461)	(444)	3,663	2,809
Transportation	34	17	-	-	-	-	158	182
Communication	12	15	-	-	-	-	77	75
Supplies and services	558	280	1	3	8	32	2,509	2,035
Social assistance related	12	13	-	-	-	-	1,742	1,728
Other operating	431	358	131	20	13	11	1,088	678
Debt servicing	6	3	751	817	-	1	969	1,037
Minor capital	85	7	-	1	1	-	207	106
Amortization	66	67	5	7	-	-	783	745

TOTAL EXPENSE	2,382	1,487	1,056	878	(427)	(386)	19,936	17,636

NET INCOME (LOSS) FOR THE YEAR	(1,950)	(1,238)	11,275	11,285	-	-	(2,117)	5

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

SUMMARY FINANCIAL STATEMENTS	115

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

RESTATED BUDGET

For the Year Ended March 31, 2021

		($ millions)
		Adjustments
	Print	Note a	Note b	Restated

TOTAL REVENUE	17,737	-	-	17,737

EXPENSES
Legislative Assembly	50	-	-	50
Executive Council	4	2	-	6
Advanced Education, Skills and Immigration	-	6	1,494	1,500
Agriculture and Resource Development	429	44	16	489
Central Services	212	2	-	214
Civil Service Commission	25	-	1	26
Conservation and Climate	212	23	(16)	219
Crown Services	2	-	-	2
Economic Development and Jobs	1,707	22	(1,496)	233
Education	3,003	1	-	3,004
Families	2,161	18	1	2,180
Finance	111	1	(2)	110
Health and Seniors Care	6,819	5	(340)	6,484
Indigenous and Northern Relations	33	-	-	33
Infrastructure	494	-	1	495
Justice	700	29	(1)	728
Legislative and Public Affairs	-	1	2	3
Mental Health, Wellness and Recovery	-	11	341	352
Municipal Relations	386	52	(3)	435
Sport, Culture and Heritage	116	26	(33)	109
Tax Credits	-	-	36	36
Enabling Appropriations	391	(243)	(1)	147
Emergency and Other Appropriations	101	-	-	101
Debt Servicing	1,001	-	-	1,001

Total Expenses	17,957	-	-	17,957

NET INCOME (LOSS) FOR THE YEAR	(220)	-	-	(220)

Note a: In addition to government ministries, separate “service headings” exist to provide expenditure authority for programs that are delivered by a number of ministries, where it is desirable to know the total amount allocated to the program, or where the allocation to various ministries is not known at the time of printing the budget. In some cases funding is allocated, as required, from Enabling Appropriations to ministries by the Minister of Finance under authority granted by section 33 of The Financial Administration Act. This restatement has no impact to net loss.

Note b: On January 5, 2021, the Province announced organizational changes that resulted in transfers of certain functions between departments. This restatement has no impact to net loss.

116	PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2020–21